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                                                                   Exhibit 10.16








                              REVOLVING CREDIT AND
                             REIMBURSEMENT AGREEMENT


                                  by and among


                       WILLCOX & GIBBS, INC., as Borrower,


                  NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION
                        CREDIT LYONNAIS NEW YORK BRANCH,
                                   as Lenders,


                                       and


             NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, as Agent
                                       and
                        CREDIT LYONNAIS NEW YORK BRANCH,
                                   as Co-Agent







                                December 17, 1993

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                              Definitions and Terms

1.01   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.02   Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
1.03   UCC Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

                                   ARTICLE II

                            Revolving Credit Facility

2.01   Commitment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
2.02   Amounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
2.03   Interest Periods. . . . . . . . . . . . . . . . . . . . . . . . . . . .19
2.04   Advances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
2.05   Payment of Interest . . . . . . . . . . . . . . . . . . . . . . . . . .20
2.06   Payment of Principal. . . . . . . . . . . . . . . . . . . . . . . . . .21
2.07   Borrower's Account. . . . . . . . . . . . . . . . . . . . . . . . . . .22
2.08   Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
2.09   Pro Rata Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .22
2.10   Reduction in Commitment . . . . . . . . . . . . . . . . . . . . . . . .22
2.11   Increase and Decrease in Amounts. . . . . . . . . . . . . . . . . . . .23
2.12   Conversions and Elections of Subsequent Interest Periods. . . . . . . .23
2.13   Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
2.14   Deficiency Advances . . . . . . . . . . . . . . . . . . . . . . . . . .25
2.15   Adjustments by Agent. . . . . . . . . . . . . . . . . . . . . . . . . .25
2.16   Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
2.17   Swing Line. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
2.18   Extension of Revolving Credit Termination Date. . . . . . . . . . . . .27

                                   ARTICLE III

                        Letters of Credit and Acceptances

3.01   Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . .27
3.02   Acceptances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
3.03   Creation of Acceptance. . . . . . . . . . . . . . . . . . . . . . . . .28
3.04   Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
3.05   Letter of Credit Fee. . . . . . . . . . . . . . . . . . . . . . . . . .32
3.06   Administrative Fees and Reserves. . . . . . . . . . . . . . . . . . . .32

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                                   ARTICLE IV

                         Yield Protection and Illegality

4.01   Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
4.02   Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
4.03   Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34

                                    ARTICLE V

                     Conditions to Making Loans and Issuing
                   Letters of Credit and Creating Acceptances

5.01   Conditions of Initial Advance and Issuance of
       Letters of Credit and Creating Acceptances. . . . . . . . . . . . . . .35
5.02   Conditions of Advances. . . . . . . . . . . . . . . . . . . . . . . . .36

                                   ARTICLE VI

                                   Guaranties

6.01   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . .37

                                   ARTICLE VII

                         Representations and Warranties

7.01   Representations and Warranties as to Borrower and Subsidiary. . . . . .37
7.02   Representations and Warranties of Borrower. . . . . . . . . . . . . . .39

                                  ARTICLE VIII

                              Affirmative Covenants

8.01   Financial Reports, Etc. . . . . . . . . . . . . . . . . . . . . . . . .42
8.02   Maintain Properties . . . . . . . . . . . . . . . . . . . . . . . . . .44
8.03   Existence, Qualification, Etc.. . . . . . . . . . . . . . . . . . . . .44
8.04   Regulations and Taxes . . . . . . . . . . . . . . . . . . . . . . . . .44
8.05   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
8.06   True Books. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
8.07   Pay Indebtedness to Lenders and Perform Other Covenants . . . . . . . .44
8.08   Right of Inspection . . . . . . . . . . . . . . . . . . . . . . . . . .45
8.09   Observe all Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . .45
8.10   Covenants Extending to Subsidiaries . . . . . . . . . . . . . . . . . .45
8.11   Officer's Knowledge of Default. . . . . . . . . . . . . . . . . . . . .45
8.12   Suits or Other Proceedings. . . . . . . . . . . . . . . . . . . . . . .45
8.13   Environmental Reports . . . . . . . . . . . . . . . . . . . . . . . . .45

8.14   Notice of Discharge of Hazardous Material or Environmental Complaint. .45
8.15   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . .46
8.16   ERISA Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . .46
8.17   Authorization of Shares . . . . . . . . . . . . . . . . . . . . . . . .46
8.18   Repurchase of Securities. . . . . . . . . . . . . . . . . . . . . . . .46
8.19   Subordination of Indebtedness . . . . . . . . . . . . . . . . . . . . .47
8.20   Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
8.21   New Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . .47

                                   ARTICLE IX

                               Negative Covenants

9.01   Liens, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
9.02   Indebtedness for Money Borrowed . . . . . . . . . . . . . . . . . . . .48
9.03   Lease Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .48
9.04   Mergers, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
9.05   Contingent Obligations. . . . . . . . . . . . . . . . . . . . . . . . .49
9.06   Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
9.07   Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
9.08   Sale and Leaseback. . . . . . . . . . . . . . . . . . . . . . . . . . .50
9.09   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .51
9.10   Sale of Subsidiary Interests. . . . . . . . . . . . . . . . . . . . . .51
9.11   Prepayments of Long-Term Debt . . . . . . . . . . . . . . . . . . . . .51
9.12   Consolidated Senior Indebtedness/Capital. . . . . . . . . . . . . . . .51
9.13   Consolidated Shareholders' Equity . . . . . . . . . . . . . . . . . . .52
9.14   Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
9.15   Consolidated Interest Coverage Ratio. . . . . . . . . . . . . . . . . .52
9.16   Senior Note Agreement . . . . . . . . . . . . . . . . . . . . . . . . .52
9.17   Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . . . . . .53
9.18   Trading Asset Ratio . . . . . . . . . . . . . . . . . . . . . . . . . .53
9.19   Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
9.20   Rate Hedging Obligations. . . . . . . . . . . . . . . . . . . . . . . .53

                                    ARTICLE X

                       Events of Default and Acceleration

10.01  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . .54
10.02  Agent to Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
10.03  Cumulative Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .56
10.04  No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
10.05  Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
10.06  Allocation of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .57

                                   ARTICLE XI

                                    The Agent

11.01  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
11.02  Attorneys-in-fact . . . . . . . . . . . . . . . . . . . . . . . . . . .57
11.03  Limitation on Liability . . . . . . . . . . . . . . . . . . . . . . . .58
11.04  Reliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
11.05  Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . .58
11.06  No Representations. . . . . . . . . . . . . . . . . . . . . . . . . . .59
11.07  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .59
11.08  Lender. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .59
11.09  Resignation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60
11.10  Sharing of Payments, etc. . . . . . . . . . . . . . . . . . . . . . . .60
11.11  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60

                                   ARTICLE XII

                                  Miscellaneous

12.01  Assignments and Participations. . . . . . . . . . . . . . . . . . . . .61
12.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .62
12.03  Setoff. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .63
12.04  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .63
12.05  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .64
12.06  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .64
12.07  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65
12.08  Waivers by Borrower . . . . . . . . . . . . . . . . . . . . . . . . . .65
12.09  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65
12.10  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . .66
12.11  Representation and Warranty of the Lenders. . . . . . . . . . . . . . .66
12.12  Agreement Controls. . . . . . . . . . . . . . . . . . . . . . . . . . .66
12.13  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . .66
12.14  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .66

EXHIBIT A     Applicable Commitment Percentages. . . . . . . . . . . . . . . .69
EXHIBIT B     Form of Assignment and Acceptance. . . . . . . . . . . . . . . .70
EXHIBIT C     Notice of Appointment (or Revocation) of Authorized Officer. . .73
EXHIBIT D     Form of Borrowing Base Certificate . . . . . . . . . . . . . . .74
EXHIBIT E     Application and Agreement for Letter of Credit . . . . . . . . .76
EXHIBIT F-1   Borrowing Notice (Loan). . . . . . . . . . . . . . . . . . . . .77
EXHIBIT F-2   Borrowing Notice (Acceptance). . . . . . . . . . . . . . . . . .79
EXHIBIT G     Form of Guaranty and Suretyship Agreement. . . . . . . . . . . .81
EXHIBIT H     Form of Note . . . . . . . . . . . . . . . . . . . . . . . . . .88
EXHIBIT I     Opinion of Counsel for Borrower and Subsidiaries . . . . . . . .90
EXHIBIT J     Form of Compliance Certificate . . . . . . . . . . . . . . . . .92

EXHIBIT K     Guarantors and Non-Guarantors. . . . . . . . . . . . . . . . . .95
EXHIBIT L     Existing Liens, Indebtedness, Guaranties and Investments of
              Borrower and Subsidiaries. . . . . . . . . . . . . . . . . . . .96
EXHIBIT M     General Acceptance Agreement . . . . . . . . . . . . . . . . . .97

                  REVOLVING CREDIT AND REIMBURSEMENT AGREEMENT

          THIS REVOLVING CREDIT AND REIMBURSEMENT AGREEMENT, dated as of December 17, 1993 (the "Agreement"), is made by and among:

          WILLCOX & GIBBS, INC., a corporation organized and existing under the laws of the State of New York and having its principal place of business located in New York, New York (the "Borrower"); and

          NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION ("NATIONSBANK"), CREDIT LYONNAIS NEW YORK BRANCH and each other lender which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to
Section 12.01 (hereinafter NationsBank and such other lenders may be referred to individually as a "Lender" or collectively as the "Lenders"); and

          NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America and having its principal place of business in Tampa, Florida in its capacity as agent for the Lenders (in such capacity, the "Agent"), and CREDIT LYONNAIS, NEW YORK BRANCH, a branch licensed under the banking law of the State of New York of a banking corporation organized under the laws of France and having its principal place of business in New York, New York, as Co-Agent (the "Co-Agent").

                              W I T N E S S E T H:

          WHEREAS, NationsBank of North Carolina, National Association has heretofore made a revolving loan to the Borrower pursuant to a Revolving Credit Loan Agreement dated as of November 12, 1992 as amended to the date hereof (the "Prior Agreement") which loan is evidenced by a Note dated November 12, 1992 (the "Prior Note"); and

          WHEREAS, the Borrower has entered into a Purchase Agreement among Willcox & Gibbs Delaware, Inc., the Borrower, Summers Group, Inc., SGDHC, Inc. and BTR Dunlop, Inc. (the "Acquisition Agreement") pursuant to which the Borrower has agreed to acquire Summers Group, Inc.; and

          WHEREAS, the Borrower has requested that the Lenders make available to it revolving loans, letters of credit and acceptances in an aggregate amount of up to $90,000,000, the proceeds of which loans shall be used to (i) repay the Prior Note, (ii) fund a portion of the purchase obligations arising under the Acquisition Agreement, and (iii) provide funds for the general corporate purposes of the Borrower; and

          WHEREAS, the Lenders are willing to provide the revolving loans, letters of credit and acceptances to the Borrower upon the terms and conditions set forth herein;

          NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

                                                                               2
                                    ARTICLE I

                              DEFINITIONS AND TERMS

          1.01 DEFINITIONS. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

          "Acceptance" means a draft drawn by the Borrower on, and accepted by NationsBank under this Agreement, which Acceptance is eligible for discount by Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act (12 U.S.C. Section 372), as amended from time to time, and has a maturity date of 30, 60, 90 or 180 days after the date such Acceptance was created and does not extend beyond the Revolving Credit Termination Date;

          "Acceptance Date" means that date upon which NationsBank creates an Acceptance pursuant to Article III hereof;

          "Acceptance Margin" means the Applicable Margin for a LIBOR Loan minus one tenth of one percent (1/10%);

          "Acceptance Rate" means, for each Acceptance of any particular face amount and duration, an interest rate per annum equal to NationsBank Fund Management Banker's Acceptance Rate, as established from time to time for acceptances of like amount and duration;

          "Accounts" shall mean and include all invoices, contracts, contract rights, "general intangibles" (as defined in Article 9 of the Uniform Commercial Code as presently in effect in the State of New York), claims, instruments, chattel paper, leases, agreements and accounts, whether now existing or hereafter arising, evidencing or representing indebtedness due or to become due to Borrower or any of its Subsidiaries on account of goods sold or leased, or services rendered or to be rendered, by Borrower or any of its Subsidiaries; "Accounts Payable" means as at the date of determination thereof the total of all accounts payable for goods and services purchased by the Borrower and its Subsidiaries excluding any amounts payable with respect to Indebtedness for Money Borrowed determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

          "Addition Event" means the failure by the Borrower to reduce the Revolving Credit Commitment to $70,000,000 or less by not later than six months after the Closing Date;

          "Advance" means a borrowing of new funds under (i) the Revolving Credit Facility consisting of the aggregate principal amount of a Floating Rate Loan or Fixed Rate Loan, as the case may be and (ii) the Swing Line consisting of Floating Rate Loans;

          "Apparel Operations" shall mean the operations of the Borrower and its Subsidiaries in connection with the Borrower's Sunbrand Division, its Unity Sewing Supply Division and the following Subsidiaries: Allied Machine Parts Ltd., J&E Sewing Supplies, Inc., Leadtec Systems, Inc., M.E.C. (Sewing Machines) Ltd., W&G Daon, Inc., W&G Export

Corporation, W&G Tennessee Imports, Inc., Willcox & Gibbs-Kennedy of Delaware, Inc. and Willcox & Gibbs, Ltd.

          "Applicable Base Rate" means:

             (i) for any Fixed CD Loan, in respect of the Interest Period specified by the Authorized Officer in the Borrowing Notice for such Fixed CD Loan, the per annum rate of interest (expressed as a percentage and rounded upwards if necessary to the nearest 1/100 of 1%) (which shall be the same for each day of such Interest Period) determined in good faith by the Agent in accordance with the usual procedures for its customers generally (which determination shall be conclusive absent manifest error) to be the rate per annum at which NationsBank can in its reasonable judgment obtain funds in the United States secondary certificate of deposit market at approximately 10:00 A.M. Tampa, Florida time on the first day of such Interest Period in an amount approximately equal to the principal amount of, and for a period comparable to the Interest Period for, such Fixed CD Loan and maturing at the end of such Interest Period, and

            (ii) for any Swing Line CD Loan, the per annum rate of interest (expressed as a percentage and rounded upwards if necessary to the nearest 1/100 of 1%) determined in good faith by the Agent in accordance with the usual procedures for its customers generally (which determination shall be conclusive absent manifest error) to be the average of the secondary market bid rates at approximately 10:00 A.M. Tampa, Florida time on each day of at least two dealers of recognized standing in negotiable certificates of deposit for the purchase at face value of negotiable certificates of deposit of major money center banks for delivery on such day in an amount approximately equal to the principal amount of such Swing Line Loan for a period of 90 days, and

           (iii) for any LIBOR Loan, in respect of the Interest Period specified by the Authorized Officer in the Borrowing Notice for such LIBOR Loan, the rate (expressed as a percentage and rounded upward if necessary to the nearest 1/100 of 1%) (which shall be the same for each day of such Interest Period) determined by the Agent in good faith in accordance with its usual procedures for its customers generally (which determination shall be conclusive absent manifest error) to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 A.M. London time two
                    (2) LIBOR Business Days prior to the commencement of the applicable Interest Period in an amount approximately equal to the principal amount of, and for a period comparable to the Interest Period for, such LIBOR Loan;

          "Applicable Commitment Percentage" means, for each Lender, with respect to the Obligations hereunder (each a type of "credit exposure"), including its Participations and its obligations hereunder to NationsBank to acquire Participations, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Revolving Credit Commitment and the denominator of which shall be the Total Revolving Credit Commitment, which Applicable Commitment Percentage for each Lender as of the Closing Date is as set forth in EXHIBIT A attached hereto and incorporated herein by this reference; PROVIDED that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 12.01 hereof;

          "Applicable Interest Addition" means in the case of a LIBOR Loan one and one quarter percent (1-1/4%) per annum and in the case of a Fixed CD Loan one and three-eighths percent (1-3/8%) per annum; PROVIDED, HOWEVER, in the event that as at the end of any fiscal quarter of the Borrower ending on or after September 30, 1994 (each such date, a "Determination Date"), the Consolidated Interest Coverage Ratio for the period of four consecutive fiscal quarters ending on the Determination Date is greater than 3.00 to 1.00 and the Trading Asset Ratio as at the Determination Date is greater than 1.45 to 1.00, then effective on the earlier to occur with respect to each Fixed Rate Loan of
(i) the first day of the Interest Period for such Loan, or (ii) five (5) Business Days, following the date of delivery (the "Delivery Date") of the Compliance Certificate setting forth such computations (an "Addition Adjustment Date") to but not including the next succeeding Addition Adjustment Date with respect to such Loan, the "Applicable Interest Addition" shall be one percent per annum (1%) in the case of a LIBOR Loan and one and one-eighth percent per annum (1-1/8%) in the case of a Fixed CD Loan. Prior to the delivery of such Compliance Certificate the Borrower may deliver to the Agent a certificate of an Authorized Officer (a "Preliminary Certificate") certifying as to the level of such Ratios as of the most recent Determination Date, and the Applicable Interest Addition shall be determined as provided above based on such Preliminary Certificate treating the date of delivery thereof as a Delivery Date until delivery of such Compliance Certificate; provided that (A) the accuracy of and basis for computations contained in each Preliminary Certificate shall be subject to verification by the Agent and (B) the Applicable Interest Addition shall be readjusted retroactively to the preceding Addition Adjustment Date in the event that the Compliance Certificate subsequently delivered in connection therewith shall demonstrate that any previous adjustment to the Applicable Interest Addition based on such Preliminary Certificate is not supported by the computations contained in such Compliance Certificate;

          "Applicable Margin" means the Applicable Interest Addition for a CD Loan or LIBOR Loan, as the case may be, adjusted as follows:

             (i) increased by one-fourth of one percent (1/4%) for any period on or after the occurrence of an Addition Event, but only for so long as the Total Revolving Credit Commitment shall exceed $70,000,000;

            (ii) increased by one-half of one percent (1/2%) for any period on or after the occurrence of a Rexel Event (which increase shall be retroactive to the Closing Date); and

           (iii) decreased by one-fourth of one percent (1/4%) upon the occurrence of the mandatory permanent reduction in the Total Revolving Credit Commitment described in Section 2.10(b)(i) hereof.

          "Applicable Reserve Requirement" means, for any CD Loan or LIBOR Loan with respect thereto, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained with respect thereto under Regulation D by any of the Lenders that are member banks of the Federal Reserve System on the first day of the Interest Period for such Loan against (i) non-personal Dollar time deposits in an amount of $100,000 or more in the case of any CD Loan or (ii) with respect to Dollar funding in the London interbank market in the case of any LIBOR Loan. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any change in regulations against (i) any category of liabilities which includes deposits by reference to which the Applicable Base Rate is to be determined or (ii) any category of extensions of credit or other assets which include CD Loans or LIBOR Loans;

          "Application and LC Agreement" means the Application and Agreement for Letters of Credit in the form attached hereto as EXHIBIT E, as the same may be amended, modified or supplemented from time to time; PROVIDED, HOWEVER, (i) that to the extent that this Agreement and such Application shall be in conflict, this Agreement shall control, and (ii) notwithstanding the execution and delivery thereof on or after the date hereof, any provisions thereof (including, without limitation, paragraphs 8 and 9) purporting to grant a security interest or require delivery of collateral or specifying "Events of Default" or rights or remedies exercisable upon the occurrence thereof, shall be deemed deleted therefrom so long as this Agreement is in effect;

          "Assessment Rate" means the rate per annum (rounded upward to the nearest 1/100 of 1%) determined in good faith by the Agent in accordance with its usual procedures for its customers generally (which determination shall be conclusive absent manifest error) to be the current net assessment rate per annum payable by NationsBank to the Federal Deposit Insurance Corporation (or any successor) on such day of determination for insurance on Dollar time deposits of NationsBank in the United States. The CD Rate shall be adjusted automatically as of the effective date of each change in the Assessment Rate;

          "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of EXHIBIT B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 12.01;

          "Authorized Officer" means any of the Chairman, President, Senior Vice Presidents or Vice Presidents of the Borrower or, with respect to financial matters, the Treasurer or Chief Financial Officer of the Borrower or any other person expressly designated by the Borrower as an Authorized Officer for purposes of this Agreement, as set forth from time to time in a certificate in the form attached hereto as EXHIBIT C;

          "BTR" means BTR Dunlop, Inc., a Delaware corporation and subsidiary of BTR, PLC, a company organized under the laws of England and Wales;

          "BTR Indebtedness" means the Indebtedness of Borrower initially issued or issuable as of the date hereof to BTR or any of its affiliates evidenced by promissory notes in an aggregate principal amount not in excess of $48 million;

          "Board" means the Board of Governors of the Federal Reserve System (or any successor body);

          "Borrower's Account" means a demand deposit account with the Agent, or any successor account with the Agent, which may be maintained at one or more offices of the Agent, or an agent for the Agent;

          "Borrowing Base" means (x) the sum, as most recently set forth in a Borrowing Base Certificate, of (A) prior to the occurrence of the mandatory permanent reduction of the Total Revolving Credit Commitment pursuant to Section 2.10(b)(i) hereof, (i) Eligible Accounts multiplied by 80% plus Eligible Inventory valued at cost or fair market value, whichever is lower, multiplied by 50%, and (B) thereafter, (i) Eligible Accounts multiplied by 70% plus (ii) Eligible Inventory valued at cost or fair market value, whichever is lower, multiplied by 50% less (y) the amount of Consolidated Unsecured Senior Indebtedness (other than Outstandings); provided that for purposes of determining the Borrowing Base at or as of any date prior to the Closing Date, the Summers Group shall be deemed to be a Subsidiary of the Borrower; PROVIDED, HOWEVER that there shall be excluded all Accounts and Inventory that the Agent may determine to exclude pursuant to the following procedure. The Agent may, from time to time, deliver notice to the Borrower that it intends to review the Eligible Accounts and Eligible Inventory and the Borrower shall cooperate with the Agent in connection with such review. If, following such review, the Agent reasonably determines that any of the percentages set forth above should be adjusted as a result of a deterioration in credit quality of the obligor thereunder, or for any other good faith reason, the Agent shall give the Borrower written notice thereof, together with a description in reasonable detail of the reasons for such determination. Thereafter the Agent and the Borrower shall consult for the purposes of resolving any difference regarding such notice. On the 45th day following the Borrower's receipt of such notice, the percentage shall thereafter be adjusted;

          "Borrowing Base Certificate" means a certificate in the form set forth in EXHIBIT D attached hereto and incorporated herein by reference, together with all exhibits and schedules affixed thereto as required to be provided by the terms thereof;

          "Borrowing Notice" means the telephonic request of the Authorized Officer to (i) obtain an Advance or to elect a subsequent Interest Period for or convert a Loan or Loans of any type hereunder, as the obtaining of such Advance, such election or conversion of such Loan or Loans shall be otherwise permitted herein or (ii) create an Acceptance. Any Borrowing Notice shall be binding on and irrevocable by the Borrower, and (a) in the case of a notice for the purposes set forth in (i) hereof, shall be confirmed in writing promptly by the Authorized Officer in the form attached hereto as EXHIBIT F-1 and (b) in the case of a notice for the purposes set forth in (ii) hereof, shall be confirmed in writing not less than two (2) Business Days prior to the creation of such Acceptance by an Authorized Officer in the form attached hereto as EXHIBIT F-2;

          "Business Day" means any day which is not a Saturday, Sunday or a day on which banks are required to be open for business in the States of New York, North Carolina and/or Florida;

          "CD Loan" means all of the Loans for which the rate of interest is determined by reference to the CD Rate;

          "CD Rate" means, for any Fixed CD Loan, the rate of interest per annum determined pursuant to the following formula:

                    Applicable Base Rate
                    --------------------
     CD Rate =        1 - Applicable  +  Assessment Rate  +  Applicable Margin
                   Reserve Requirement

          "Capital Expenditures" means for any period the sum of (i) the gross amount of additions to property, plant and equipment (which are classified as such in accordance with Generally Accepted Accounting Principles and at the time have a useful life in excess of one year) of the Borrower and its Subsidiaries during such period plus (ii) with respect to any Capital Lease entered into by the Borrower or any Subsidiary during such period, the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles;

          "Capital Leases" means all leases of any Person which have been or should be capitalized in accordance with Generally Accepted Accounting Principles as in effect from time to time;

          "Clark Pulley Guarantee" means the guarantee by a Subsidiary of the Borrower of certain Indebtedness of Clark Pulley Industries, Inc., as successor to Clark Pulley Corporation, in an original aggregate principal amount of $2,210,000;

          "Closing Date" means the date as of which this Agreement is executed by the Borrower, the Lenders and the Agent and on which the conditions set forth in Section 5.01 hereof have been satisfied;

          "Commercial Letter of Credit" means a documentary letter of credit issued by NationsBank pursuant to the terms hereof for the account of the Borrower pursuant to Article III; provided that the expiry date of a Commercial Letter of Credit (i) shall not be later than 12 months subsequent to the date of issuance thereof and (ii) shall not provide for payment subsequent to the fifth Business Day preceding the Stated Revolving Credit Termination Date (without giving effect to the proviso to the definition thereof);

          "Compliance Certificate" means that certificate of an Authorized Officer required to be furnished by Borrower pursuant to Section 8.01(a)(ii) and 8.01(b)(ii) hereof in the form of EXHIBIT J attached hereto;

          "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in Section 7.02(b)(i) hereof; PROVIDED, HOWEVER, that to the extent there shall be a change in Generally Accepted Accounting Principles the Borrower shall not reflect such change in the Compliance Certificate delivered following such change until the Agent shall consent thereto, such consent to be deemed given if the Agent shall not so advise the Borrower to the contrary within forty-five (45) days following receipt of such Compliance Certificate;

          "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Borrower and its Subsidiaries as of the end of any fiscal quarter, the ratio of
(A) the sum of (i) Consolidated Net Income, plus taxes on income, plus Consolidated Interest Expense, plus depreciation and amortization MINUS Capital Expenditures for the four fiscal quarters then ended and (ii) the current maturity of the BTR Indebtedness DIVIDED BY (B) the sum of (i) Consolidated Interest Expense, plus dividends and distributions of the Borrower only (other than of stock or rights, options or warrants to acquire stock) for such four fiscal quarters, plus (ii) current maturities of Indebtedness for Money Borrowed having a maturity in excess of one year (excluding the amount of the Outstanding), plus (iii) (to the extent not included in (ii)) current maturities of Capitalized Leases; provided, however, that with respect to each of the first three fiscal quarters during 1994 such ratio shall be determined based on the three, six and nine month periods, respectively, beginning January 1, 1994 and current maturities of BTR Indebtedness and current maturities of Indebtedness for Money Borrowed and dividends and distributions above shall be appropriately annualized;

          "Consolidated Interest Coverage Ratio" means with respect to Borrower and its Subsidiaries as of the end of any fiscal quarter the ratio of (i) Consolidated Net Income plus Consolidated Interest Expense plus taxes on income for the four fiscal quarters then ended to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that with respect to each of the first three fiscal quarters during 1994 such ratio shall be determined based on the three, six and nine month periods, respectively, beginning January 1, 1994;

          "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (but without duplication) (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of a Swap Agreement) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a consistent basis;

          "Consolidated Net Income" means, for any period, the net income (or deficit) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with Generally Accepted Accounting Principles on a consolidated basis after eliminating all intercompany transactions and after deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, but excluding (i) gains on the sale, conversion or other disposition of capital assets (however, gains on sales or other disposition of equipment either worn out, obsolete or no longer useful in the business of the Borrower and its Subsidiaries made in the ordinary course of business shall not be excluded nor shall gains on the sale of capital assets previously used in discontinued or restructured operations (as to which a net loss has been taken) be excluded, to the extent that such gains exceed the values for such capital assets used in determining such net losses from such discontinued or restructured operations and to the extent that such gains are taken within twelve months of the date on which such net losses are taken), (ii) gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower and its Subsidiaries, (iii) gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset and (v) any other gain or credit of an extraordinary nature as determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis;

          "Consolidated Senior Indebtedness" means all Indebtedness for Money Borrowed of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with Generally Accepted Accounting Principles minus Consolidated Subordinated Indebtedness;

          "Consolidated Shareholders' Equity" means at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with Generally Accepted Accounting Principles and excluding any upward adjustment after the Closing Date due to revaluation of assets): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained earnings (or, in the case of a deficit, minus the amount of such deficit);

          "Consolidated Subordinated Indebtedness" means all Indebtedness for Money Borrowed of Borrower and Subsidiaries determined on a consolidated basis in accordance with Generally Accepted Accounting Principles which is (i) outstanding under the Indenture or (ii) subordinated in right of payment to the Obligations;

          "Consolidated Total Capital" means the sum of Consolidated Shareholders' Equity, Consolidated Senior Indebtedness and Consolidated Subordinated Indebtedness; "Consolidated Total Liabilities" means the aggregate amount of all liabilities (i.e., claims of creditors of Borrower and its Subsidiaries that are to be satisfied by the disbursement or utilization of corporate resources) of Borrower and its Subsidiaries, all determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis including, in any event, all Acceptances;

          "Consolidated Unsecured Senior Indebtedness" means Consolidated Senior Indebtedness as to which there has not been created in favor of the holder of such Indebtedness any Lien on any asset of Borrower or its Subsidiaries other than rights of set off;

          "Contingent Obligation" of any Person means any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

               (1) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

               (2) to advance or supply funds in any manner (i) for the purchase or payment of such Indebtedness or other obligation, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

               (3) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

               (4) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

               (5) otherwise to assure the owner of the Indebtedness or such obligation of the primary obligor against loss in respect thereof;

          "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder;

          "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America;

          "Eligible Accounts" means all Accounts of Borrower and its Subsidiaries less those Accounts which are sixty (60) or more days past due and those Accounts the payment of which are being contested;

          "Eligible Inventory" means the Inventory of the Borrower and its Subsidiaries, all of which Inventory is usable and saleable, less any reserves required by Generally Accepted Accounting Principles for obsolete inventory, market value declines, bill and hold (deferred shipment) sales and goods returned or rejected;

          "Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other federal, or applicable state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect;

          "ERISA" means, at any date, the Employee Retirement Income Security Act of 1974 and the regulations thereunder, all as the same shall be in effect at such date;

          "Event of Default" means any of the occurrences set forth as such in
Section 10.01 hereof;

          "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward if necessary to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced;

          "Fiscal Year" means the 12 month period of the Borrower ending on December 31 of each calendar year and commencing on January 1 of each calendar year;

          "Fixed CD Loan" means a CD Loan for which the Borrower elects an Interest Period of 30, 60, 90 or 180 days pursuant to Section 2.04 hereof;



          "Fixed Rate Loan" means a Loan which is either a Fixed CD Loan or a LIBOR Loan;

          "Floating Rate" with respect to any day means the greater of (i) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (1/2%) or (ii) the rate of interest per annum announced publicly by the Agent as its prime rate in effect on such day (such prime rate is not necessarily the lowest or best rate offered by NationsBank to its customers). Any change in the Floating Rate shall be effective as of the day of such change;

          "Floating Rate Loan" means a Loan which bears interest at the Floating Rate;

          "General Acceptance Agreement" means the General Acceptance Agreement in the form attached hereto and marked as Exhibit M;

          "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended;

          "Guarantors" means all Subsidiaries of the Borrower other than the Non-Guarantors;

          "Guaranty" means the unconditional Guaranty and Suretyship Agreement in favor of the Lenders in the form attached hereto as EXHIBIT G delivered to the Agent pursuant Article V hereof or pursuant to Section 8.21 hereof pursuant to which the Guarantors guarantee the payment and performance of all obligations to the Lenders as more specifically set forth in such Guaranty;

          "Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law in effect on any date;

          "Indebtedness" means with respect to any Person, without duplication,
(i) all Indebtedness for Money Borrowed and all indebtedness of such Person for the acquisition of property, other than purchases of property in the ordinary course of business so long as payment therefor is due within one year, and (ii) guaranties by such Person of Indebtedness referred to in clause (i) above of any other Person (excluding the Clark Pulley Guaranty);

          "Indebtedness for Money Borrowed" means, for any Person, without duplication, (i) all indebtedness of such Person for money borrowed which is evidenced by bonds, debentures, notes or other similar instruments, (ii) all Capital Leases and (iii) all payment obligations under Rate Hedging Obligations (the amount of which obligations shall be the aggregate net loss position, if any, on all such Rate Hedging Obligations, taken as a whole); provided, however, the term "Indebtedness for Money Borrowed" shall specifically exclude payroll indebtedness and trade indebtedness incurred in the ordinary course of business provided such trade indebtedness has a maturity of less than one year;

          "Indenture" means the Indenture dated as of August 1, 1989 between the Borrower and Manufacturers Hanover Trust Company, as Trustee, with respect to $50,000,000 Convertible Subordinated Debentures due 2014;

          "Interest Period" for each Fixed Rate Loan or Acceptance means a period commencing on the date such Fixed Rate Loan is made or converted or such Acceptance is created and each subsequent period commencing on the last day of the immediately preceding Interest Period for such Fixed Rate Loan or Acceptance, as the case may be, and ending, at the Borrower's option, (A) for any Fixed CD Loan or Acceptance on the date 30, 60, 90 or 180 days thereafter as notified to the Agent by the Authorized Officer two (2) Business Days prior to the beginning of such Interest Period and (B) for any LIBOR Loan, on the date one, two, three or six months thereafter as notified to the Agent by the Authorized Officer three (3) LIBOR Business Days prior to the beginning of such Interest Period; PROVIDED, that,

               (i) if the Authorized Officer fails to notify the Agent of the length of an Interest Period for any Fixed CD Loan two (2) Business Days or for any LIBOR Loan three (3) LIBOR Business Days, as the case may be, prior to the first day of such Interest Period, the Revolving Loan for which such Interest Period was to be determined shall be deemed to be a Floating Rate Loan as of the first day thereof for an Interest Period ending on the following Business Day; and

               (ii) if an Interest Period for a Fixed Rate Loan or Acceptance
                    would end on a day which is not a Business Day or a LIBOR Business Day, as the case may be, such Interest Period shall be extended to the next Business Day or LIBOR Business Day (unless in the case of any LIBOR Loan, such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day);

          "Inventory" means and includes any and all goods, merchandise and other personal property, including, without limitation, goods in transit, wheresoever located and whether now owned or hereafter acquired by the Borrower or its Subsidiaries which is or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process, or supplies or materials used or consumed in the Borrower's or its Subsidiaries' businesses;


          "LC/Acceptance Account Agreement" means the LC/Acceptance Account Agreement dated as of December 17, 1993 between the Borrower and the Agent, as amended or modified from time to time;

          "Lending Office" means, as to each Lender, the Lending Office of such Lender designated on the signature pages hereof or in an Assignment and Acceptance or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Authorized Officer and the Agent as the office by which its Loans are to be made and maintained;

          "Letter of Credit" or "Letters of Credit" means a Commercial Letter(s) of Credit or Standby Letter(s) of Credit issued by NationsBank for the account of the Borrower as described in Article III hereof;

          "Letter of Credit Facility" means the facility described in Article III hereof providing for the issuance by NationsBank for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding $10,000,000;

          "LIBOR Business Day" means a Business Day on which the relevant international financial markets are open for the transaction of the business contemplated by this Agreement in London, England and New York, New York;
"LIBOR Loan" means all of the Loans for which the rate of interest is determined by reference to the LIBOR Rate;

          "LIBOR Rate" means, for the Interest Period for any LIBOR Loan, the rate of interest per annum determined pursuant to the following formula:

                          Applicable Base Rate
                          --------------------
          LIBOR Rate   =      1 - Applicable       +   Applicable Margin
                          Reserve Requirement

          "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes (but excluding rights of setoff, retention or withholding, combination of accounts, counterclaim or other similar right). For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any property which it or they have acquired or hold subject to a conditional sale agreement, lease intended as a security interest, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes;

          "Loan" or "Loans" means any of the Fixed Rate Loans or Floating Rate Loans, as the context may require, made pursuant to Sections 2.01 and 2.17 hereof;

          "Loan Documents" means this Agreement, the Notes, the Guaranty, the General Acceptance Agreement, the LC/Acceptance Account Agreement and the Subordination Agreement as the same may be amended, modified or supplemented from the time to time;

          "Material Adverse Effect" has the meaning assigned in Section 7.01;

          "Non-Guarantor" means those entities listed as such on EXHIBIT K attached hereto and by this reference made a part hereof;

          "Notes" mean, collectively, the promissory notes of the Borrower executed and delivered to the Lenders as provided in Section 2.08 hereof in substantially the form attached hereto as EXHIBIT H, with appropriate insertions as to amounts, dates and names of Lenders which Notes shall be delivered to evidence the Revolving Loans provided for herein;

          "Obligations" means the obligations, liabilities and Indebtedness of the Borrower and its Subsidiaries with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations,
(iii) all liabilities of Borrower to any Lender which arise under a Swap Agreement, and (iv) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower and its Subsidiaries to the Lenders or the Agent hereunder under any one or more of the other Loan Documents to which the borrower is a party or with respect to the Loans;

          "Outstandings" means the principal amount of Revolving Loans outstanding plus the Swing Line Outstandings plus the Reimbursement Obligations plus the Outstanding Letters of Credit plus outstanding Acceptances;

          "Outstanding Letters of Credit" means the amount at any date of computation available to be drawn under Letters of Credit;

          "Participation" means, with respect to any Lender (other than NationsBank), the extension of credit represented by the participation of such Lender hereunder in the liability of NationsBank in respect of a Swing Line Loan made, Letters of Credit issued or Acceptance created by NationsBank in accordance with the terms hereof;

          "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof;

          "Principal Office" means the principal office of the Agent at NationsBank Plaza, 400 North Ashley Drive, Tampa, Florida 33602, Attention:
Corporate Banking Department or such other office and address as the Agent may from time to time designate;


          "Rate Hedging Obligations" means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect, and entered into for the primary purpose of protecting, at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing;

          "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time;

          "Reimbursement Obligation" shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit or Acceptance to reimburse NationsBank and the Lenders to the extent of their respective Participations (including by the receipt by NationsBank of proceeds of Loans pursuant to Section 2.04(c)) for amounts theretofore paid by NationsBank pursuant to a drawing under such Letter of Credit or payment of an Acceptance;

          "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating at least 66-2/3% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the "CREDIT EXPOSURE" of each Lender shall be equal to the aggregate principal amount of the Loans owing to such Lender plus the aggregate unutilized amounts of such Lender's Revolving Credit Commitment plus the amount of such Lender's Applicable Commitment Percentage of the aggregate undrawn face amount of the outstanding Letters of Credit and of the Reimbursement Obligations; provided that, if any Lender shall have failed to pay to NationsBank its Applicable Commitment Percentage of any Swing Line Loan or drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation, such Lender's Credit Exposure attributable to Swing Line Loans, Letters of Credit, Reimbursement Obligations and the Letter of Credit Commitment shall be deemed to be held by NationsBank for purposes of this definition;

          "Revolving Credit Commitment" means with respect to each Lender, the obligation of such Lender to make Loans to the Borrower up to an aggregate principal amount at any one time outstanding equal to the amount set forth in EXHIBIT A as reduced in accordance with Section 2.10;

          "Revolving Credit Facility" means the facility described in Article II hereof providing for Loans to the Borrower by the Lenders in the aggregate principal amount of Total Revolving Credit Commitment less the aggregate amount of outstanding Swing Line Loans and Outstanding Letters of Credit and Acceptances;

          "Revolving Credit Termination Date" means (i) the Stated Revolving Credit Termination Date, or (ii) such earlier date of termination of Lenders' obligations pursuant to Section 10.01 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily permanently terminate the Revolving Credit Facility by payment in full of all Obligations (including the discharge of all Obligations of NationsBank and the Lenders with respect to Letters of Credit, Acceptances and Participations) or (iv) such later date as the Borrower and the Lenders shall agree in writing pursuant to Section
2.18 hereof;

          "Revolving Loan" means Loans made by the Lenders to Borrower pursuant to Section 2.01 hereof;

          "Rexel" means Rexel, S.A., a corporation created under the laws of the Republic of France, and a substantial stockholder of the Borrower;

          "Rexel Event" means the failure of Rexel or any affiliate of Rexel to purchase not later than December 10, 1994 capital stock of the Borrower for net cash proceeds of not less than $20,000,000;

          "Solvent" means, when used with respect to any Person, that at the time of determination:

               (i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including, without limitation, Contingent Obligations; and

              (ii) it is then able and expects to be able to pay its debts as they mature; and

             (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted;

          "Standby Letter of Credit" means a letter of credit issued by NationsBank pursuant to Article III for the account of Borrower in favor of a Person advancing credit or securing an obligation on behalf of Borrower;

          "Stated Revolving Credit Termination Date" means the third anniversary of the Closing Date; provided that the Stated Revolving Credit Termination Date shall be the first anniversary of the Closing Date if Borrower shall not have sold shares of its capital stock to Rexel or any of its affiliates for net cash proceeds of at least $20,000,000 by such first anniversary;

          "Subordination Agreement" means the Blanket Subordination Agreement of even date herewith by and among the Agent and certain Subsidiaries, as the same may be amended, modified or supplemented from time to time;

          "Subsidiary" means any corporation in which at the time more than 50% of its outstanding capital stock ordinarily entitled to vote for the election of directors is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries;

          "Summers Group" means Summers Group, Inc., a Delaware corporation, all of the capital stock of which is owned as of the date of this Agreement by SGDHC, Inc., a subsidiary of BTR;

          "Swap Agreement" means one or more agreements with respect to Indebtedness evidenced by the Notes between Borrower and one or more Lenders, on terms mutually acceptable to Borrower and such Lender or Lenders, which agreements create Rate Hedging Obligations;

          "Swing Line" means the revolving line of credit established by NationsBank in favor of the Borrower pursuant to Section 2.17;

          "Swing Line CD Loan" means a Swing Line Loan the rate of interest on which is determined by reference to the Swing Line CD Rate;

          "Swing Line CD Rate" means, for any Swing Line CD Loan, the rate of interest per annum determined pursuant to the following formula:

                            Applicable Base Rate
                            --------------------
     Swing Line CD Rate   =   1 - Applicable      +  Assessment Rate
                            Reserve Requirement

          "Swing Line Loans" means Loans made by NationsBank to Borrower pursuant to Section 2.17;

          "Swing Line Outstandings" means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding;

          "Swing Line Rate" means the lesser of the Floating Rate or the Swing Line CD Rate, any change in the Floating Rate or the Swing Line CD Rate to be effective as of the date of any such change;

          "Total Letter of Credit Commitment" means an amount not to exceed $10,000,000;

          "Total Revolving Credit Commitment" means an amount equal to $90,000,000, as reduced in accordance with Section 2.10, provided, that, from and after the first anniversary of the Closing Date the Total Revolving Credit Commitment shall not exceed $70,000,000;

          "Trading Asset Ratio" means the ratio of (a) the sum of Accounts and Inventory minus Accounts Payable of Borrower and its Subsidiaries to (b) Consolidated Unsecured Senior Indebtedness.

          1.02 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

          1.03 UCC TERMS. Each term defined in Article 1 or 9 of the New York Uniform Commercial Code shall have the meaning herein given therein unless otherwise defined herein.

                                   ARTICLE II

                            Revolving Credit Facility
                            -------------------------

          2.01 COMMITMENT. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances to the Borrower from time to time from the Closing Date until the Revolving Credit Termination Date on a pro rata basis as to the total borrowing requested by the Borrower on any day determined by its Applicable Commitment Percentage up to but not exceeding the Revolving Credit Commitment of such Lender, PROVIDED, however, that the Lenders will not be required and shall have no obligation to make any Advance
(i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of the Notes as a result of an Event of Default, (iii) if Borrower has not furnished to the Agent the Borrowing Base Certificate required pursuant to Section 8.01(d) hereof or (iv) any other term or condition set forth in Sections 5.01 or 5.02 hereof, as the case may be, to the extent applicable, which has not been satisfied or waived; PROVIDED further, however, that immediately after giving effect to each Advance, the principal amount of outstanding Revolving Loans plus the amount of all Swing Line Outstandings, Acceptances, Outstanding Letters of Credit and Reimbursement Obligations shall not exceed either the Total Revolving Credit Commitment or the Borrowing Base as set forth on the Borrowing Base Certificate most recently delivered to the Agent pursuant to Section 8.01(d). Within such limits, the Borrower may borrow, repay and reborrow hereunder, on a Business Day in the case of a Floating Rate Loan or Fixed CD Loan, and on a LIBOR Business Day in the case of a LIBOR Loan, from time to time from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; PROVIDED, however, that (x) no Fixed CD Loan shall be made less than thirty (30) days before the Stated Revolving Credit Termination Date and no LIBOR Loan shall be made less than one month before the Stated Revolving Credit Termination Date and (y) each Fixed Rate Loan may, subject to the provisions of
Section 2.06, be repaid only on the last day of the Interest Period with respect thereto. The Borrower agrees that if at any time the Outstandings shall exceed either the Borrowing Base or the Total Revolving Credit Commitment, the Borrower shall immediately reduce the outstanding principal amount of the Loans such that, as a result of such reduction, each of the Borrowing Base and the Total Revolving Credit Commitment shall equal or exceed the Outstandings.

          2.02 AMOUNTS.  Each Revolving Loan hereunder and conversions under
Section 2.12 shall be in an amount of at least $1,000,000, and in integral multiples of $250,000 in excess thereof except as provided in Section 2.04(c) and Section 2.17.

          2.03 INTEREST PERIODS. Each Revolving Loan shall be, at the option of the Borrower specified in the Borrowing Notice furnished to the Agent pursuant to subsection 2.04 hereof, either a Floating Rate Loan or a Fixed Rate Loan, which shall in each case be made or maintained by each Lender at its applicable Lending Office. Floating Rate Loans and Fixed Rate Loans may be outstanding at the same time, PROVIDED, however, there shall not be outstanding at any one time Loans having more than six (6) different Interest Periods, excluding Interest Periods for Acceptances; PROVIDED that all Floating Rate Loans shall be treated as having a single Interest Period.

          2.04 ADVANCES. (a) The Authorized Officer shall give the Agent (i) at least two (2) Business Days' irrevocable telephonic notice of each Advance that will be a Fixed CD Loan (whether representing an additional borrowing hereunder or the conversion of borrowings hereunder from Floating Rate Loans or other Fixed Rate Loans to Fixed CD Loans) prior to 10:30 A.M. Charlotte, North Carolina time; (ii) at least three (3) LIBOR Business Days' irrevocable telephonic notice of each Advance that will be a LIBOR Loan (whether representing an additional borrowing hereunder or the conversion of borrowing hereunder from Floating Rate Loans or other Fixed Rate Loans to LIBOR Loans) prior to 10:30 A.M., Charlotte, North Carolina time; and (iii) irrevocable telephonic notice of each Floating Rate Loan representing an additional borrowing hereunder prior to 10:30 A.M. Charlotte, North Carolina time on the day of such proposed Floating Rate Loan. Each such Borrowing Notice, which shall be effective upon receipt by the Agent, shall specify the amount of the borrowing, the type (Floating Rate, Fixed CD or LIBOR) of Revolving Loan, the date of borrowing and, if a Fixed Rate Loan the Interest Period to be used in the computation of interest. The Authorized Officer shall provide the Agent written confirmation of each such telephonic notice in the form attached hereto as EXHIBIT F-1 with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice shall be provided by the Agent to each Lender by telephone with reasonable promptness, but not later than 12:00 noon, Charlotte, North Carolina time on the same day as Agent's receipt of such notice. The Agent shall provide each Lender written confirmation of such telephonic confirmation but failure to provide such notice shall not affect the validity of such telephonic notice. Failure to give notice of a conversion shall not constitute a Default.

          (b) Not later than 1:00 P.M., Charlotte, North Carolina time on the date specified for each borrowing under this Article II, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advance or Advances to be made by it on such day available to the Agent, by depositing or transferring the proceeds thereof in immediately available funds at the Principal Office. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by the Agent by 1:00 P.M., Charlotte, North Carolina time by depositing the proceeds thereof in immediately available funds, in the Borrower's Account.

          (c) If a drawing is presented under any Letter of Credit in accordance with the terms thereof or presentment is made of an Acceptance prior to the Revolving Credit Termination Date and the Borrower shall not have reimbursed NationsBank for the amount thereof in accordance with Section 3.04(a), then to the extent of the availability under the Swing Line, the amount of such drawing or payment paid by NationsBank shall be declared an Advance under the Swing Line on the date such payment is made by NationsBank. If a drawing is presented under any Letter of Credit in accordance with the terms thereof or presentment is made of an Acceptance and to the extent that an Advance under the Swing Line as provided in the preceding sentence (an "Unreimbursed Drawing") shall not be available for the amount of such draw or payment, then notice of such drawing or payment shall be provided promptly by NationsBank to the Agent and the Agent shall provide notice to each Lender by telephone. If such notice to the Lenders of a drawing under any Letter of Credit or payment pursuant to any Acceptance is given by the Agent at or before 12:00 noon Charlotte, North Carolina time on any Business Day, the Borrower shall be deemed to have requested, and each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make an Advance that is a Floating Rate Loan in the amount of such Lender's Applicable Commitment Percentage of such Unreimbursed Drawing and shall pay such amount to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds before 2:30 P.M. Charlotte, North Carolina time on the same Business Day. If such notice to the Lenders is given by the Agent after 12:00 noon Charlotte, North Carolina time on any Business Day, the Borrower shall be deemed to have requested, and each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make an Advance that is a Floating Rate Loan in the amount of such Lender's Applicable Commitment Percentage of such Unreimbursed Drawing and shall pay such amount to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds before 12:00 noon Charlotte, North Carolina time on the next following Business Day. Such Floating Rate Loan shall be deemed made for a period ending on the following Business Day, which shall be extended automatically to the next succeeding Business Day unless and until the Borrower converts such Floating Rate Loan in accordance with the terms of Section 2.12 hereof. Upon receipt by the Agent of proceeds of such Advance, the Reimbursement Obligation represented by such drawing shall be deemed satisfied.

          2.05 PAYMENT OF INTEREST. (a) The Borrower shall pay interest to the Agent at the Principal Office for the account of each Lender on the outstanding and unpaid principal amount of each Revolving Loan made by such Lender for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be due at the then applicable Floating Rate for Floating Rate Loans, CD Rate for Fixed CD Loans or LIBOR Rate for LIBOR Loans, as designated by the Authorized Officer pursuant to Section 2.04 hereof or as otherwise provided herein; provided, however, (i) upon the occurrence of the Rexel Event, that portion of the additional interest PROVIDED for in clause (ii) of the definition of Applicable Margin in Article I hereof upon the occurrence of such event payable for the period from the Closing Date to the date of the Rexel Event, shall be and become immediately due and payable on demand of the Agent from and after the date of such Rexel Event, and (ii) that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), such amount shall bear interest thereafter (i) in the case of a Fixed Rate Loan, until the end of the Interest Period with respect to such Fixed Rate Loan, at a rate of two percent (2%) above such Fixed Rate and (ii) thereafter, and with respect to

Floating Rate Loans, at a rate of interest per annum which shall be two percent (2%) above the Floating Rate or the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

          (b) Interest on each Loan shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed. Interest on each
(a) Floating Rate Loan and Swing Line Loan shall be paid in arrears on the last Business Day of each December, March, June or September, (b) Fixed Rate Loan on the last day of the applicable Interest Period for each Fixed Rate Loan and if such Interest Period extends for more than three months or 90 days, respectively, at intervals of three months or 90 days, as appropriate, after the first day of such Interest Period, and (c) upon payment in full of the principal amount of such Loan. Payments of interest with respect to each Fixed Rate Loan pursuant to the preceding sentence shall consist of accrued and unpaid interest on the applicable Fixed Rate Loan from and including the first day of the Interest Period applicable to such Fixed Rate Loan (or, in the case of the payment of interest on the last day of an Interest Period of six months for a LIBOR Loan or 180 days for a Fixed CD Loan, from and including the date of prior payment of interest on such Loan during such Interest Period) to but excluding the date of payment. Payments of interest with respect to each Floating Rate Loan and Swing Line Loan pursuant to the second preceding sentence shall consist of accrued and unpaid interest on the applicable Floating Rate Loan or Swing Line Loan from and including the first day such Floating Rate Loan or Swing Line Loan is outstanding to but excluding either the date of payment or conversion of such Loan. The Agent shall endeavor to send the Borrower written notice of all interest payments not later than the Business Day immediately prior to the payment date therefor; provided, any failure of the Agent to send such notice shall not affect the Borrower's obligations with respect to payment of interest hereunder.

          (c) Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Borrower.

          2.06 PAYMENT OF PRINCIPAL. (a) The principal amount of each Revolving Loan and Swing Line Loan shall be due and payable in full on the Revolving Credit Termination Date. The duration of the initial Interest Period for each Fixed Rate Loan shall be as specified in the Borrowing Notice. The Borrower shall have the option from time to time to elect the duration of subsequent Interest Periods and to convert the Revolving Loans in accordance with Section
2.12 hereof. If the Agent does not receive a notice of election of duration of an Interest Period or to convert by the time prescribed by Section 2.12 hereof, such Fixed Rate Loan shall automatically convert to a Floating Rate Loan.

          (b) The Borrower shall have the right, upon telephonic notice by 10:30 A.M., Charlotte, North Carolina time on the date of any payment, from time to time to prepay all or any portion of the Loans without penalty other than as provided in Section 4.03. Prepayments of Loans, other than Swing Line Loans and other than those required under Section 4.03, shall be in minimum denominations of $1,000,000 and in integral multiples of $250,000 in excess thereof. Each payment of principal (including any prepayment) and payment of interest shall be made to the Agent at the Principal Office, for the account of each Lender's applicable Lending Office, in Dollars and in immediately available funds before 2:00 P.M. Charlotte, North Carolina time on the date such payment is due.
Dollar payments received by the Agent after 2:00 P.M., Charlotte,

North Carolina time on any day shall be deemed received on the next succeeding Business Day. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to the Borrower's Account or any ordinary deposit account of the Borrower with the Agent.

          (c) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest shall continue to accrue during the period of any such extension.

          2.07 BORROWER'S ACCOUNT. The Agent shall render to the Borrower each quarter a Loan ledger statement and a copy of the statement of the Borrower's Account.

          2.08 NOTES. Loans made by each Lender shall be evidenced by, and be repayable with interest in accordance with the terms of, a promissory note payable to the order of such Lender in the amount of its Applicable Commitment Percentage of the Total Revolving Credit Commitment, which Note shall be dated the Closing Date or such later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

          2.09 PRO RATA PAYMENTS. Except as otherwise provided herein, (a) each payment on account of the principal of and interest on the Revolving Loans, the Acceptance Margin and fees (other than any underwriting or structuring fee and the Agent's fees payable under Section 11.11 hereof, which shall be retained by NationsBank or the Agent, as the case may be) described in this Agreement shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest, Acceptance Margin and fees, shall be made without set-off or counterclaim, and
(c) the Agent will promptly distribute payments received to the Lenders.

          2.10 REDUCTION IN COMMITMENT.

          (a) OPTIONAL REDUCTIONS. The Borrower shall have the right from time to time (but not more frequently than twice during each quarterly period), upon not less than ten (10) Business Days' written notice to the Agent to reduce the Total Revolving Credit Commitment. The Agent shall give each Lender, within one
(1) Business Day, telephonic notice (confirmed in writing) of such reduction. Each such optional reduction shall be in the aggregate amount of $1,000,000 or such greater amount which is in an integral multiple of $1,000,000, and shall permanently reduce the Revolving Credit Commitment of the Lenders pro rata. No such reduction shall result in the payment of any Fixed Rate Loan other than on the last day of the Interest Period of such Loan.

          (b) MANDATORY REDUCITONS. The Total Revolving Credit Commitment shall be reduced (with a simultaneous reduction of the Revolving Credit Commitment of the Lenders pro rata):

               (i) In an amount equal to $20,000,000 (or such lesser amount of proceeds as shall cause the Total Revolving Credit Commitment to be not greater than $70,000,000 after giving effect to such reduction) upon the sale by the Borrower to Rexel of equity securities (or securities exchangeable for, convertible into or exercisable for equity securities) of the Borrower, such reduction to be effective as of the effective date of such sale; and

              (ii) On the first anniversary of the Closing Date in the amount, if any, by which the Total Revolving Credit Commitment on such date exceeds $70,000,000.

          Each reduction of the Total Revolving Credit Commitment shall be accompanied by prepayment of the Notes to the extent that the Outstandings exceed the Total Revolving Credit Commitment, after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid. Any prepayment pursuant to this Section 2.10 shall be applied first to prepayment of Floating Rate Loans, next to the prepayment of Swing Line Loans and next to the prepayment of Fixed Rate Loans. Notwithstanding the foregoing, in connection with any reduction in the Total Revolving Credit Commitment required under clause (b)(i) above, if such required reduction would result in payment of a Fixed Rate Loan prior to the end of its Interest Period, which prepayment would require a payment under Section 4.03, then the Borrower may defer the date of such prepayment until, but not later than, the earlier of the last day of such Interest Period or 31 days if such deferral of payment would eliminate the requirement that a payment be made under Section 4.03 hereof; provided, the amount of such prepayment shall be either held in a demand deposit account or invested in the manner permitted in any one or more of Sections 9.06(i), (ii) or (iii).


          2.11 INCREASE AND DECREASE IN AMOUNTS. The amount of the Total Revolving Credit Commitment which shall be available to the Borrower shall be reduced by the stated amount of all Swing Line Outstandings, Outstanding Letters of Credit and outstanding Reimbursement Obligations and Acceptances.

          2.12 CONVERSIONS AND ELECTIONS OF SUBSEQUENT INTEREST PERIODS. Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in Sections 4.01(c) and 4.02 hereof, the Borrower may:

          (a) on two (2) Business Days' notice to the Agent on or before 10:30 A.M. Charlotte, North Carolina time:

               (i) elect a subsequent Interest Period for all or a portion of Fixed CD Loans to begin on the last day of the Interest Period for such Fixed CD Loans;

              (ii) convert all or a portion of Floating Rate Loans to Fixed CD Loans on any date; and

             (iii) convert all or a portion of LIBOR Loans to Fixed CD Loans on the last day of the Interest Period for such LIBOR Loans.

          (b) on three (3) LIBOR Business Days' notice to the Agent on or before 10:30 A.M. Charlotte, North Carolina time:

               (i) elect a subsequent Interest Period for all or a portion of LIBOR Loans to begin on the last day of the Interest Period for such LIBOR Loans;

              (ii) convert all or a portion of Fixed CD Loans to LIBOR Loans on the last day of the Interest Period for such Fixed CD Loans; and

             (iii) convert all or a portion of Floating Rate Loans to LIBOR Loans on any date.

          Notice of any such elections or conversions shall specify the effective date of such election or conversion and the Interest Period to be applicable to the Revolving Loan as continued or converted. Each election and conversion pursuant to this Section 2.12 shall be subject to the limitations on Fixed CD Loans and LIBOR Loans set forth in the definition of "Interest Period" herein and in Sections 2.01, 2.02, 2.03 and 2.04 hereof. All such continuations or conversions of Revolving Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.


          2.13 FEES. (a) For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated), the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, an unused fee for such period at a rate of one-fourth percent (1/4%) per annum on the sum of the daily amount by which the average daily amount of the Total Revolving Credit Commitment exceeds the sum of average daily (a) outstanding Revolving Credit Loans, (b) Outstanding Letters of Credit and (c) outstanding Acceptances. The Swing Line Outstandings shall not be outstanding Loans for purposes of determining such fee. Such payments of fees provided for in this Section 2.13 shall be due in arrears on the last Business Day of each December, March, June and September beginning December 31, 1993 to and on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated). Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion.

          (b) In addition to the fees otherwise expressly provided for herein, the Borrower agrees to pay to NationsBank, the Lenders and the Agent, as the case may be, such other fees in connection with the Loans and the Letters of Credit as the Borrower shall be or become committed to pay pursuant to any other document to which Borrower is a signatory.

          2.14 DEFICIENCY ADVANCES. No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Loan hereunder nor shall the Revolving Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the Note in its favor as a Lender all or any portion of such amount (the "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its Note; provided that, upon payment to the Agent from such other Lender of the entire outstanding amount of such deficiency advance, together with interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Revolving Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the Note of the Agent in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

          2.15 ADJUSTMENTS BY AGENT. Notwithstanding the construction of "pro rata" to mean based on the Applicable Commitment Percentages and any provisions contained herein for the advancement of funds or distribution of payments on a pro rata basis, the Agent may, in its discretion, but shall not be obligated to, adjust downward or upward (but not in excess of any applicable Revolving Credit Commitment) the principal amount of any Revolving Loan to be made by any Lender to the nearest amount which is evenly divisible by $100, and make appropriate related adjustment in the distribution of payments of principal and interest on the Loans.

          2.16 USE OF PROCEEDS. The proceeds of the Loans made pursuant to the Revolving Credit Facility and Swing Line hereunder shall be used by the Borrower to acquire the Summers Group, to refinance existing Indebtedness and for working capital and other general corporate purposes of the Borrower.

          2.17 SWING LINE. Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, NationsBank shall make available Swing Line Loans to the Borrower prior to the Revolving Credit Termination Date. NationsBank shall not make any Swing Line Loan pursuant hereto (i) if the Borrower is not in compliance with all the conditions to the making of Revolving Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstandings exceed $5,000,000, or (iii) if after giving effect to such Swing Line Loan, the Outstandings exceed either the Borrowing Base or the Total Revolving Credit Commitment. Loans made pursuant to this Section 2.17 shall be limited to Loans bearing interest at the Swing Line Rate.

             (i) On each Business Day, in the absence of contrary instructions from the Borrower (by telephone confirmed in writing), NationsBank shall fund the Borrower's operating account with NationsBank through credits to such account to the extent necessary based on the balance in the account on such day in order to fund that day's presentments for payment against the account. Each such credit shall constitute an Advance as a Swing Line Loan hereunder and each Business Day's Advances on Swing Line Loans shall be in an aggregate principal amount of $100,000 or such greater amount as is an integral multiple of $10,000. Upon each such Advance, the Borrower shall be indebted to NationsBank in the amount of such Advance, plus interest thereon, in accordance with the terms and conditions hereof.

            (ii) Not later than 3:00 P.M. (Charlotte, North Carolina time) on each Business Day on which Advances under the Swing Line are to be made, NationsBank shall inform the Borrower by telephone (confirmed in writing) of the amount of such Advances.

          (iii) All Advances made by NationsBank under the Swing Line pursuant to this Section 2.17 outstanding on any day shall bear interest at the Swing Line Rate.

            (iv) The Borrower and each Lender which is or may become a party hereto acknowledge that all Swing Line Loans are to be made solely by NationsBank to the Borrower but that such Lender shall share the risk of loss with respect to such Advances in an amount equal to such Lender's Applicable Commitment Percentage of such Swing Line Loan. Upon demand made by NationsBank, each Lender (including NationsBank) shall, according to its Lender's Applicable Commitment Percentage of such Swing Line Loan, promptly provide to NationsBank its purchase price therefor in an amount equal to its Participation therein, in which case such Swing Line Loan shall be deemed from and after such date a Floating Rate Loan made in accordance with this Agreement. The obligation of each Lender to so provide its purchase price to NationsBank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

             (v) Prepayments and repayments of Swing Line Loans shall be in minimum amounts of $100,000 and multiples of $10,000 in excess thereof.

            (vi) Borrower at its option may request an Advance as a Revolving Loan pursuant to Section 2.01 in an amount sufficient to repay any or all Swing Line Loans on any date and the Agent shall upon the receipt of such Advance, provide to NationsBank the amount necessary to repay such Swing Line Loan or Loans (which NationsBank shall then apply to such repayment) and credit any balance of the Revolving Loan in immediately available funds to the Borrower's Account. The proceeds of such Advances shall be paid to NationsBank for application to the Swing Line Outstandings and the Lenders shall then be deemed to have made Revolving Loans in the amount of such Advances. The obligation of NationsBank to fund the Swing Line shall cease upon the earlier of (i) the occurrence of a Default, or (ii) the Revolving Credit Termination Date; provided that when a Default is no longer continuing NationsBank shall be obligated to provide Swing Line Loans.

          2.18 EXTENSION OF REVOLVING CREDIT TERMINATION DATE. At the request of the Borrower the Lenders may, in their sole discretion, elect to extend the Stated Revolving Credit Termination Date then in effect for up to two additional periods of one year each. The Borrower shall notify the Lenders of its request for such an extension by delivering to the Agent and the Lenders notice of such request signed by an Authorized Officer not more than one hundred and eighty
(180) days nor less than one hundred and twenty (120) days prior to the Stated Revolving Credit Termination Date. If all the Lenders shall elect to so extend, the Agent shall notify the Borrower in writing within sixty (60) days of its receipt of such request for extension of the decision of the Lenders of whether to extend the Revolving Credit Termination Date. Failure by the Agent to give such notice shall constitute refusal by the Lenders to extend the Revolving Credit Termination Date. Notwithstanding the foregoing provisions of this
Section 2.18 or anything to the contrary contained in the definition of "Stated Revolving Credit Termination Date" or "Revolving Credit Termination Date" in
Article I hereof, in the event that on or before the one year anniversary of the Closing Date the Borrower shall not have sold equity securities to Rexel or any affiliate for a cash purchase price of not less than $20,000,000, then the Revolving Credit Termination Date shall be such one year anniversary of the Closing Date, and shall not be subject to further extension as provided in this
Section 2.18.

                                   ARTICLE III

                        LETTERS OF CREDIT AND ACCEPTANCES

          3.01 LETTERS OF CREDIT AND ACCEPTANCES. NationsBank agrees, subject to the terms and conditions of this Agreement, upon request of Borrower to issue from time to time for the account of the Borrower Letters of Credit upon delivery to NationsBank of an Application and LC Agreement in the form attached hereto as EXHIBIT E; PROVIDED, that the undrawn face amount of all Letters of Credit outstanding plus all outstanding Reimbursement Obligations hereunder shall not exceed the Total Letter of Credit Commitment. No Letter of Credit shall be issued by NationsBank with an expiry date or payment date occurring subsequent to the fifth Business Day preceding the Stated Revolving Credit Termination Date (without giving effect to the proviso thereof) and no Letter of Credit shall have an expiry date occurring more than twelve (12) months after the date of its issuance. NationsBank shall not be required to issue any Letter of Credit if the aggregate amount of the Outstandings and the face amount of any requested Letter of Credit exceeds either the Borrowing Base or the Total Revolving Credit Commitment.

          3.02 ACCEPTANCES. NationsBank agrees, subject to the terms and conditions hereof until the day prior to the Revolving Credit Termination Date, upon the request of Borrower, to create, from time to time, Acceptances for the benefit of Borrower. NationsBank shall create such Acceptances by accepting and discounting drafts drawn by the Borrower under and pursuant to this Agreement. NationsBank shall not accept any such drafts unless the resulting Acceptance shall be an Acceptance as defined in Section 1.01 hereof. Upon accepting a draft

NationsBank may discount the resulting Acceptance at a rate per annum (based on a year of 360 days) equal to the Acceptance Rate plus the Acceptance Margin. NationsBank shall not be required to create any Acceptance if the amount payable under such Acceptance when added to the Outstandings exceeds either the Borrowing Base or the Total Revolving Credit Commitment. The face amount of Acceptances shall be an integral multiple of $500,000 and shall not be less than $1,000,000. The creation date and maturity date of each Acceptance shall be a Business Day. Notwithstanding the foregoing, the Agent shall not be obligated to create or discount any Acceptance, (i) if creation thereof would cause the Agent to exceed the maximum amount of outstanding bankers' acceptances permitted by applicable law, or (ii) if, in the reasonable opinion of the Agent, general conditions in the public market for rediscounting bankers' acceptances render it inadvisable to do so.

          3.03 CREATION OF ACCEPTANCE. Any request for creation of an Acceptance shall be made at least two (2) Business Days in advance of the day upon which such Acceptance is to be created (the "Acceptance Date"); such request to be in writing and in the form of the Borrowing Notice set forth in EXHIBIT F-2. No Acceptance shall be created by NationsBank with a maturity date occurring subsequent to the Revolving Credit Termination Date. If NationsBank creates the requested Acceptance, then on or before 11:00 A.M., Miami, Florida time on the Acceptance Date, NationsBank shall notify the Borrower of the Acceptance Rate plus Acceptance Margin at which the Acceptance will be discounted by NationsBank, and NationsBank shall promptly thereafter accept the draft of Borrower for the amount and Interest Period requested. Upon the discounting of each Acceptance, NationsBank shall credit Borrower's Account with an amount equal to the net proceeds of such discounted Acceptance. In order to enable NationsBank to create Acceptances in the manner specified in this Section 3.03, Borrower agrees to promptly upon request furnish to NationsBank a sufficient number of drafts conforming to NationsBank requirements.

          3.04 REIMBURSEMENT.

          (a) The Borrower hereby unconditionally agrees immediately to pay to NationsBank on demand at 150 S.E. Third Avenue, Second Floor, Miami, Florida 33131, Attention: International Bank, Letter of Credit Department (i) all amounts required to pay all drafts drawn under the Letters of Credit and (ii) the face amount of each draft accepted by NationsBank on the maturity date of such draft in the event of an Event of Default or in the event an Acceptance is determined not to be eligible for discount, and any and all out of pocket expenses of every kind incurred by NationsBank in connection with the Letters of Credit and Acceptances and in any event and without demand to place in the possession of NationsBank (which shall include Advances under the Revolving Credit Facility if permitted by Section 2.04(c) hereof) sufficient funds to pay all debts and liabilities arising under any Letter of Credit and Acceptance.
The Borrower's obligations to pay NationsBank under this Section 3.04(a), and the right of NationsBank to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. NationsBank may charge the Borrower's Account or any other account the Borrower may have with it for any and all amounts NationsBank pays under a Letter of Credit and Acceptance, plus commissions, charges and expenses as from time to time agreed to by NationsBank and the Borrower; provided that to the extent permitted by Section 2.04(c), amounts shall be paid pursuant to Advances under the Swing Line and/or the

Revolving Credit Facility. The Borrower agrees that NationsBank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit or Acceptance, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit or Acceptance to draw or issue any drafts or other documents. The Borrower agrees to pay NationsBank interest on any amounts not paid when due hereunder at the lesser of the Floating Rate plus two percent (2%), or the maximum rate permitted by law.

          (b) In accordance with the provisions of Section 2.04(c) hereof, NationsBank shall notify the Agent (and shall also notify the Borrower) of any drawing under any Letter of Credit or payment of any draft constituting an Acceptance issued for the account of the Borrower as promptly as practicable following the receipt by NationsBank of such drawing or payment.

          (c) Each Lender (other than NationsBank) shall automatically acquire on the date of issuance thereof a Participation in the liability of NationsBank in respect of such Letter of Credit or Acceptance in an amount equal to such Lender's Applicable Commitment Percentage of such liability, and to the extent that the Borrower is obligated to pay NationsBank under Section 3.04(a), each Lender (other than NationsBank) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to NationsBank as hereinafter described, its Applicable Commitment Percentage of the liability of NationsBank under such Letter of Credit or Acceptance. If a Reimbursement Obligation shall be outstanding, upon demand from NationsBank or the Agent, each Lender shall pay to NationsBank in the manner provided in Section 2.04(c) its Applicable Commitment Percentage of such Reimbursement Obligation. If any Lender is obligated to pay but does not pay amounts to the Agent for the account of NationsBank in full upon such request as required by this Section 3.04(c), such Lender shall, on demand, pay to the Agent for the account of NationsBank interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to Section 2.04(c) until such Lender pays such amount to the Agent for the account of NationsBank in full at the interest rate per annum for overnight borrowing by NationsBank from the Federal Reserve Bank.

          (d) Promptly following the end of each calendar quarter, NationsBank shall deliver to the Agent, and the Agent shall deliver to each Lender, a notice describing the aggregate undrawn amount of all Letters of Credit outstanding at the end of such quarter. Upon the request of any Lender from time to time, NationsBank shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each Letter of Credit and Acceptance then outstanding.

          (e) The issuance by NationsBank of each Letter of Credit and Acceptance shall, in addition to the conditions precedent set forth in Section
5.01 hereof, be subject to the conditions that such Letter of Credit and Acceptance be in such form, contain such terms and support such transactions or obligations as shall be reasonably satisfactory to NationsBank consistent with the then current practices and procedures of NationsBank with respect to similar letters of credit. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1983 revision, International Chamber of

Commerce Publication No. 400 and all subsequent amendments and revisions thereto. The Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit and Acceptance as NationsBank shall have reasonably requested consistent with such practices and procedures.

          (f) Without duplication of Section 11.07 hereof, the Borrower hereby indemnifies and holds harmless NationsBank and each other Lender and the Agent from and against any and all claims and damages, losses, liabilities, costs or out-of-pocket expenses which NationsBank, such other Lender or the Agent may reasonably incur (or which may be claimed against NationsBank, such other Lender or the Agent by any Person other than any party hereto) by reason of or in connection with the issuance or transfer of or payment or failure to pay under such Letter of Credit; provided that the Borrower shall not be required to indemnify NationsBank, any other Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent,
(i) caused by the willful misconduct or gross negligence of the party to be indemnified, (ii) caused by the failure of NationsBank to pay under any Letter of Credit or Acceptance after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit or Acceptance, unless such payment is prohibited by any law, regulation, court order or decree, or (iii) paid or payable by any Lender under Sections 2.14 or 11.10 hereof.

          (g) Without limitation or prejudice to any right or remedy available to Borrower by contract or law, the obligation of Borrower to immediately reimburse Agent for drawings made under Letters of Credit or Acceptance shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

               (i) any lack of validity or enforceability of the Letter of Credit or Acceptance, the obligation supported by the Letter of Credit or Acceptance or any other agreement or instrument relating thereto (collectively, the "Related Documents");

              (ii) the existence of any claim, setoff, defense or other rights which Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit or Acceptance (or any Persons for whom any such beneficiary or any such transferee may be acting), Agent, Lenders or any other Person, whether in connection with the Loan Documents, the Related Documents or any unrelated transaction;

             (iii) any breach of contract or other dispute between Borrower and any beneficiary or any transferee of a Letter of Credit or Acceptance (or any persons or entities for whom such beneficiary or any such transferee may be acting), Agent, Lenders or any other Person or entity;

              (iv) any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

               (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained herein shall be deemed to release NationsBank or any other Lender or the Agent of any liability for actual loss arising as a result of its gross negligence or willful misconduct.

          (h) Borrower acknowledges and agrees that the pricing for Acceptances hereunder is based upon the assumption that such Acceptances are "eligible" for discount by the Federal Reserve Banks and that the Lenders are not required to maintain reserves for such Acceptances under the regulations of the Federal Reserve System. In the event the Federal Reserve System shall conclude the Acceptances created hereunder are ineligible or that reserves are required to be maintained in connection therewith, Borrower shall and does hereby indemnify and hold the Agent and the Lenders harmless, and does hereby agree to, pay all reasonable costs, expenses, legal fees and penalties, as well as all retroactive, current and prospective reserve requirements arising in connection with such Acceptances, except to the extent resulting from the willful misconduct or gross negligence of NationsBank. Additionally, Borrower acknowledges and agrees that upon the Federal Reserve System reaching such conclusion, NationsBank shall have no further obligation to create Acceptances and that in the event NationsBank agrees to create further Acceptances, those created may, at the option of NationsBank, be priced at a rate higher than indicated in Section 3.02 in order to compensate NationsBank for additional reserve requirements and other transactional costs.

          Notwithstanding anything to the contrary contained herein or otherwise, Borrower shall have no obligation to indemnify NationsBank and the other Lenders or to pay any extraordinary costs in connection with Acceptances which are determined by the Federal Reserve System to be ineligible solely and directly as a result of a mistake or error by NationsBank in performing ministerial functions with respect to the Acceptances. Additionally, Borrower shall be entitled, but shall not be obligated, to dispute and contest any determination of ineligibility which gives rise to Borrower's indemnification and promise to pay set forth herein, provided, however, Borrower shall diligently and expeditiously prosecute such dispute or contest. The Borrower acknowledges and agrees that the refusal of the Federal Reserve System to recognize a dispute or contest raised by the Borrower shall in no way alter, impair, diminish or affect the obligations of the Borrower set forth in this Subsection. Should Borrower fail promptly to pay for, dispute or contest any determination of ineligibility as herein provided, NationsBank and the other Lenders shall be entitled to pay, contest or dispute same and all sums expended by NationsBank and the other Lenders in doing so shall constitute additional Indebtedness of Borrower to the Lenders and shall bear interest from the date paid until the date repaid at the Floating Rate plus two percent (2%) per annum.

          3.05 LETTER OF CREDIT FEE. For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date, the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, (i) in the case of Commercial Letters of Credit a fee equal to one-fourth of one percent (1/4%) per annum of the face amount of outstanding Commercial Letters of Credit, and (ii) in the case of Standby Letters of Credit a fee equal to the Applicable Interest Addition for LIBOR Loans at the date of issuance of such Standby Letter of Credit. Such payment of fees provided for in the preceding sentence of this
Section 3.05 shall be due in advance on the Closing Date and on the last Business Day of each December, March, June and September thereafter; provided that should any Letter of Credit either terminate prior to its expiry date or be drawn upon, then the amount of the fee (if any) due hereunder during the next succeeding quarter shall be adjusted to give the Borrower the benefit of such reduction in such outstanding Letters of Credit during such preceding calendar quarter provided the Borrower shall have paid the full amount of such Reimbursement Obligation either by means of a Swing Line Loan or Revolving Loan. To the extent the adjustment cannot be made in the succeeding quarter, NationsBank shall refund to the Borrower the amount of any such fees due it. In addition, at the date of issuance of each Letter of Credit the Borrower shall pay to NationsBank a capital adjustment fee equal to one-eighth percent (1/8%) per annum of the face amount of such Letter of Credit.

          3.06 ADMINISTRATIVE FEES AND RESERVES. The Borrower shall pay to NationsBank administrative and other fees, if any, in connection with the Letters of Credit and Acceptances in such amounts and at such times as NationsBank and the Borrower shall agree from time to time. In addition, the Borrower shall reimburse NationsBank for all costs or reduction in yield occurring by reason of the issuance by NationsBank of the Letters of Credit.

                                   ARTICLE IV

                         YIELD PROTECTION AND ILLEGALITY

          4.01 INCREASED COSTS.

          (a) If after the date of this Agreement, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the adoption of any guideline or request from any central bank or other governmental authority (whether or not having the force of law), other than, in each case, any introduction, change or adoption in respect of net income, franchise or similar taxes, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Fixed Rate Loan, then the Borrower shall from time to time, within 30 days after demand by the Agent, pay to the Agent additional amounts sufficient to compensate such Lender for such increased cost. A certificate documenting the amount of such increased cost and indicating a reasonable basis therefor, submitted to the Borrower by the Agent, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If after the date of this Agreement, either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the adoption of any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender and the Agent determines that the amount of such capital is increased by or based upon the existence of the commitments to lend hereunder and other commitments of this type, then, within 30 days after demand by the Agent, the Borrower shall pay to the Agent, from time to time as specified by the Agent, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that the Agent reasonably determines such increase in capital to be allocable to the existence of the commitments to lend
hereunder.  A certificate documenting   such amounts and indicating a reasonable
basis therefor submitted to the Borrower by the Agent shall be conclusive and binding for all purposes, absent manifest error.

          (c)  If any Lender requests compensation from the Borrower under this
Section 4.01, the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make additional Advances of the type with respect to which such compensation is requested until either (A) the matter giving rise to such request ceases to be in effect or (B) such Lender gives notice to the Borrower that it will no longer require the Borrower to pay additional costs arising from such matter; provided that the Borrower shall reimburse the Agent for its administrative expenses incurred by virtue of all such suspensions. In the case of any such suspension, all Fixed Rate Loans that would otherwise be required to be made by such Lender but for such suspension shall instead be a Floating Rate Loan.

          (d) Each Lender will notify the Borrower of any matter that will entitle such Lender to compensation under paragraph (a) or (b) of this Section
4.01 as promptly as practicable, but in any event within 120 days, after such Lender obtains actual knowledge thereof; provided, however, that if any Lender fails to give such notice within 120 days after it obtains actual knowledge of such matter, such Lender shall with respect to compensation payable pursuant to this Section 4.01 in respect of any costs resulting from such matter, only be entitled to payment under this Section 4.01 for costs incurred from and after the date 120 days prior to the date that such Lender does give such notice; and provided, further, that each Lender will designate a different lending office for the Advances of such Lender affected by the matters requiring compensation, and take other measures in its sole discretion, if such designation or other measures will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, result in a material cost to, or be otherwise disadvantageous to, such Lender.

          (e) Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, or other manner or certification, establishing that payment of interest hereunder are either not subject to or totally exempt from United States Federal withholding tax and (ii) an Internal Revenue Service For W-8 or W-9 or successor applicable form. Each such Lender also agrees to deliver to the Borrower and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as the may reasonably be requested by the Borrower or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises each of the Borrower and the Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

          4.02 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or continue LIBOR Loans, or convert Floating Rate Loans or Fixed CD Loans into LIBOR Loans, shall be suspended until such time as such Lender may again make and maintain LIBOR Loans, and such Lender's outstanding LIBOR Loans shall be converted into Floating Rate Loans or Fixed CD Loans in accordance with Section 2.12 hereof.

          4.03 COMPENSATION. The Borrower shall promptly pay to each Lender, upon the request of such Lender, such amount or amounts as shall be sufficient (in the reasonable determination of Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

          (a) any payment, prepayment (including prepayments pursuant to Section 2.10) or conversion of a Fixed CD Loan or LIBOR Loan on a date other than the last day of the Interest Period for such Fixed CD Loan or LIBOR Loan, including without limitation any conversion required pursuant to Section 4.02; or

          (b) any failure by the Borrower to borrow a Fixed CD Loan or LIBOR Loan on the date for such borrowing specified in the relevant Borrowing Notice under Section 2.04 hereof; such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date scheduled for such borrowing) at the applicable rate of interest for such Fixed CD Loan or LIBOR Loan provided for herein, minus the Applicable Interest Addition for such Loan, over (ii) the Applicable Base Rate (as reasonably determined by the Agent) for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period. A determination of a Lender as to the amounts payable pursuant to this
Section 4.03 shall be conclusive, provided that such determinations are made on a reasonable basis. The Lender requesting compensation under this Section 4.03 shall furnish to the Authorized Officer calculations in reasonable detail setting forth such Lender's determination of the amount of such compensation.

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                                                                              35

                                    ARTICLE V

                     CONDITIONS TO MAKING LOANS AND ISSUING
                   LETTERS OF CREDIT AND CREATING ACCEPTANCES

          5.01 CONDITIONS OF INITIAL ADVANCE AND ISSUANCE OF LETTERS OF CREDIT AND CREATING ACCEPTANCES. The obligation of the Lenders to make the initial Advance and of NationsBank to issue the Letters of Credit and create Acceptances is subject to the conditions precedent that the Agent shall have received, on the Closing Date in form and substance satisfactory to the Agent and Lenders, the following:

          (a) executed originals of each of this Agreement and the Notes and the other Loan Documents, together with all schedules and exhibits thereto in form and substance satisfactory to the Agent and the Lenders;

          (b) favorable written opinion of counsel to the Borrower dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to Smith Helms Mulliss & Moore, special counsel to the Agent, substantially in the form of EXHIBIT I attached hereto;

          (c) resolutions of the board of directors (or of the appropriate committee thereof) of the Borrower certified by its secretary or assistant secretary as of the Closing Date, appointing the initial Authorized Officers and approving and adopting the Loan Documents to be executed by the Borrower at the Closing, and authorizing the execution and delivery thereof; specimen signatures of officers of the Borrower executing the Loan Documents, certified by the Secretary or Assistant Secretary of the Borrower;

          (d) the charter documents of the Borrower certified as of the Closing Date by the Secretary or Assistant Secretary of the Borrower as true and correct;

          (e) the by-laws of the Borrower certified as of the Closing Date as true and correct by the secretary or assistant secretary of the Borrower;

          (f) certificates issued as of a recent date by the Secretary of State of the state of the incorporation of the Borrower as to the corporate good standing of the Borrower therein;

          (g) appropriate certificates of qualification to do business and of corporate good standing issued as of a recent date by the Secretary of State of each jurisdiction in which the failure to be qualified to do business would materially adversely affect the business, operations or conditions, financial or otherwise, of Borrower;

          (h) with respect to each Subsidiary, if any, executing a Guaranty, each of the opinions, certificates and documents described in subsections (b) through (f) above;

          (i)  notice of appointment of the initial Authorized Officers;

          (j) a Borrowing Base Certificate as of October 31, 1993 assuming that the acquisition of the Summers Group was completed on such date;

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                                                                              36

          (k) a certificate evidencing compliance as of the Closing Date with the covenant contained in Section 9.13;

          (l) all fees payable by the Borrower on the Closing Date to the Agent and the Lenders; and

          (m) such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby.

          5.02 CONDITIONS OF ADVANCES. The obligations of the Lenders to make any Advance (other than pursuant to Section 2.04(c) or 2.17(iv)) and NationsBank to issue Letters of Credit or create Acceptances hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

               (a) the Agent shall have received a notice of such borrowing or request if required by Sections 2.04, 2.12 or 2.17 hereof;

               (b) the representations and warranties of the Borrower set forth in Article VII hereof and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or issuance of such Letters of Credit or Acceptances, as the case may be, with the same effect as though such representations and warranties had been made on and as of such date;

               (c) there shall have been no material adverse change in the financial condition of the Borrower and its Subsidiaries, taken as a whole, since the date of those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 8.01 hereof;

               (d) in the case of the issuance of a Letter of Credit, Borrower shall deliver to NationsBank notice of request for issuance of a Letter of Credit;

               (e) in the case of the creation of an Acceptance, the Borrower shall have executed and delivered to NationsBank a General Acceptance Agreement for Acceptances and a draft in form and content acceptable to NationsBank together with such other instruments and documents as it shall reasonably request; and

               (f) at the time of each such Advance or issuance of each Letter of Credit or creation of an Acceptance, as the case may be, no Default or Event of Default specified in Article X hereof shall have occurred and be continuing, and the Borrower shall have furnished to the Agent a Borrowing Base Certificate pursuant to Section 8.01(d).

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                                                                              37

                                   ARTICLE VI

                                   GUARANTIES

          6.01 FURTHER ASSURANCES. At the request of the Agent, the Borrower will cause each Guarantor to execute, alone or with the Agent, any certificate, instrument, statement or document which the Agent reasonably deems necessary to create, continue or preserve the Guaranty by such Subsidiary.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

          7.01 REPRESENTATIONS AND WARRANTIES AS TO BORROWER AND SUBSIDIARY. The Borrower represents and warrants (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:
               (a) ORGANIZATION AND AUTHORITY. (i) It and each Guarantor is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation;

                    (ii) it and each Guarantor has the corporate power and
                         authority to own its properties and assets and to carry on its business as now being conducted and is qualified to do business in every jurisdiction in which failure so to qualify would have a material adverse effect on the financial condition, business or operations of the Borrower and the Guarantors considered as a whole or the ability of the Borrower or any Guarantor to perform its obligations under any of the Loan Documents to which it is a party (a "Material Adverse Effect");

                   (iii) it has the corporate power and authority to execute and perform this Agreement, to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is or is to be a party;

                    (iv) each Guarantor has the corporate power and authority to execute, deliver and perform the Guaranty and Subordination Agreement to which it is or is to be a party; and

                     (v) each of the Loan Documents to which the Borrower or any
                         Guarantor is a party is the valid and binding obligation of the Borrower or such Guarantor, as the case may be, enforceable against the Borrower or such Guarantor, as the case may be, in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity);

               (b) LOAN DOCUMENTS. The execution, delivery and performance by the Borrower and each Guarantor of each of the Loan Documents to which it is a party:

                     (i) have been duly authorized by all requisite corporate
                         action (including any required shareholder approval) of the Borrower or Guarantor, as the case may be, required for the lawful execution, delivery and performance thereof;

                    (ii) do not violate any provisions of (1) applicable law,
                         (2) any order of any court or other agency of government binding on the Borrower or any Guarantor or their properties, (3) the charter documents or by-laws of the Borrower or any Guarantor or (4) any provisions of any indenture, agreement or other instrument to which the Borrower or any Guarantor is a party, or by which the properties or assets of the Borrower or any Guarantor are bound, which would have a Material Adverse Effect;

                   (iii) will not, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any indenture, agreement or other instrument to which the Borrower or its Subsidiary is a party which breach or event of default would have a Material Adverse Effect; and

                    (iv) will not result in the creation or imposition of any
                         Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower or any Subsidiary (other than pursuant to the Loan Documents).

               (c) SOLVENCY. The Borrower and each of its Subsidiaries are Solvent after giving effect to the transactions contemplated by this Agreement and the other Loan Documents.

          7.02 REPRESENTATIONS AND WARRANTIES OF BORROWER. The Borrower represents and warrants that:

               (a) SUBSIDIARIES AND STOCKHOLDERS. As of the Closing Date, it has no Subsidiaries other than those Persons listed as Subsidiaries in EXHIBIT K hereto; as of the Closing Date it does not own any equity interest in any Person other than the Persons listed in EXHIBIT K hereto;

               (b) FINANCIAL CONDITION. (i) As at the Closing Date, the Borrower has heretofore furnished to each Lender an audited unqualified consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1992 and the notes thereto and the related consolidated statements of income, cash flow and changes in stockholders' equity for the Fiscal Year then ended as examined and certified by Coopers & Lybrand and unaudited consolidated balance sheets and related consolidated statements of income, without notes, for and as of the end of the third fiscal quarter of the year beginning January 1, 1993. Except as set forth therein, such consolidated financial statements (including the notes thereto) present fairly the consolidated financial condition of the Borrower and the Subsidiaries as of the end of such Fiscal Year and third fiscal quarter and consolidated results of their operations and the changes in their stockholders' equity for the Fiscal Year and quarter then ended, all in conformity with Generally Accepted Accounting Principles applied on a consistent basis subject, in the case of unaudited consolidated financial statements, to year-end adjustments and the absence or reduced scope of footnote disclosure. Except as disclosed therein or otherwise described or referred to in EXHIBIT L, neither the Borrower nor any Subsidiary has, as of the date hereof, any known and material direct liability;

                    (ii) since September 30, 1993 through the Closing Date,
                         there has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries or in the businesses, properties and operations of the Borrower and its Subsidiaries, in each case, considered as a whole, nor have such businesses or properties, taken as a whole, been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God;

               (c) SUMMERS GROUP. As of the Closing Date, the Borrower has heretofore furnished to each Lender an audited unqualified consolidated balance sheet of the Summers Group as at December 31, 1992 and the notes thereto and the related consolidated statements of income, cash flow and changes in stockholder's equity for the fiscal year then ended as examined and certified by Ernst & Young and unaudited interim financial statements of the Summers Group consisting of a consolidated balance sheet and statement of income, without notes, for the eight month period ending August 31, 1993. Such audited consolidated financial statements (including the notes thereto) present fairly in all material respects the financial condition of the Summers Group as at the end of the period reported therein and results of their operations and changes in stockholder's equity for the Fiscal Year then ended, all in conformity with Generally Accepted Accounting Principles applied on a consistent basis, and no information has come to the attention of the Borrower or its chief executive, financial or accounting officers which would lead it or them to believe that the interim financial statements of the Summers Group dated August 31, 1993 are not accurate and complete in all material respects or that any material financial information has been omitted therefrom;

               (d) TITLE TO PROPERTIES. The Borrower and its Subsidiaries have title to all their respective real and personal properties (except to the extent not material to the financial condition of the Borrower and the Subsidiaries taken as a whole) subject to no Liens, except for (i) Liens included in the notes to the financial statements referred to in
          Section 7.02(b) or otherwise described in EXHIBIT L attached hereto, and (ii) Liens permitted under Section 9.01 hereof;

               (e) TAXES. The Borrower and its Subsidiaries have filed or caused to be filed all federal, state and local tax returns which are required to be filed by them and except for taxes and assessments being contested in good faith and against which adequate reserves to the extent required in accordance with Generally Accepted Accounting Principles have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except where the failure to file or pay would not have a Material Adverse Effect;

               (f) OTHER AGREEMENTS. As of the Closing Date, neither the Borrower nor any Subsidiary is a party to any judgment, order, decree or any agreement or instrument or subject to restrictions which could reasonably be expected to have a Material Adverse Effect;

               (g) LITIGATION. Except as set forth in SCHEDULE 7.02(h) hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the best knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary which is reasonably likely to be determined adversely to the Borrower or such Subsidiary and which, if so determined, would have a Material Adverse Effect;

               (h) MARGIN STOCK. Neither the Borrower nor any Subsidiary is engaged principally in, or has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), of the Board. The proceeds of the borrowings made pursuant to Section 2.01 hereof will be used by the Borrower only for the purposes set forth in Section 2.16 hereof. None of such proceeds will be used by the Borrower, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which would constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R.
          Part 224) of the Board. Neither the Borrower nor any agent authorized to act and so acting in its behalf (other than the Agent and the Lenders) has taken or will take any action which would cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934 or any state securities laws, in each case as in effect on the date hereof;

               (i) INVESTMENT COMPANY. Neither the Borrower nor any Subsidiary is an "investment company," or a company controlled by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. SECTION 80a-1, et seq.);

               (j) PATENTS, ETC. The Borrower and its Subsidiaries own or have the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, tradenames, tradename rights, copyrights, trade secrets and know how necessary to the conduct of their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade secrets or confidential commercial or proprietary information, tradename, copyright or other proprietary rights of any other Person, except where the failure so to own or have the right to use or such conflict would not have a Material Adverse Effect;

               (k) NO UNTRUE STATEMENT. The representations and warranties of the Borrower set forth in this Agreement and any other Loan Document do not contain any misrepresentation or untrue statement of material fact or omit to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation or warranty not misleading in any material respect;

               (l) NO CONSENTS, ETC. As of the Closing Date, neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the Acquisition Agreement and the transactions contemplated hereby and thereby is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental or other authority or any other Person on the part of the Borrower or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents or if so, such consent, approval, authorization, filing, registration or qualification has been obtained or effected, as the case may be or will be obtained or effected in the ordinary course or where the failure to obtain or effect the same could not reasonably be expected to have a Material Adverse Effect;

               (m) ERISA. All Plans (as defined in Section 3(3) of ERISA) maintained by the Borrower and each Guarantor are in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and no Reportable Event has occurred and is continuing with respect to any Plan maintained by the Borrower or any Subsidiary, except where non-compliance or such occurrence would not subject the Borrower and its Subsidiaries to liability in excess of $1,000,000.

               (n) NO DEFAULT. As of the date hereof, there does not exist any Default or Event of Default hereunder; and

               (o) HAZARDOUS MATERIALS. Neither the Borrower nor any Subsidiary nor, to the best of Borrower's knowledge, any previous owner or operator of any real property currently owned or operated by the Borrower or any Subsidiary (collectively, the "Property"), has generated, stored, or disposed of any Hazardous Material on any portion of the Property, or transferred any Hazardous Material from the Property to any other location, giving rise to any liability of the Borrower or any Subsidiary which would have a Material Adverse Effect. The Borrower and each Subsidiary is in compliance with all applicable Environmental Laws, except for any such noncompliance that would not have a Material Adverse Effect, and neither Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which calls into question compliance by the Borrower or any Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material, which would have a Material Adverse Effect.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

          Until the principal and interest of the Loans have been paid in full, all fees due and payable by the Borrower hereunder have been paid in full, no Letters of Credit, Acceptances or Reimbursement Obligations are outstanding and the Total Revolving Credit Commitment has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, Borrower will and, to the extent required by Section 8.10 below, will cause each Subsidiary to:

          8.01 FINANCIAL REPORTS, ETC. (a) as soon as practical and in any event within 97 days after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Agent and each Lender (i) consolidated balance sheets of the Borrower and its Subsidiaries, and the notes thereto, and the related consolidated statements of income, cash flow and changes in stockholders' equity and the respective notes thereto for such Fiscal Year, setting forth in each case comparative financial statements for the preceding Fiscal Year, all prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis (except as disclosed therein) and accompanied by, with respect to the consolidated financial statements, opinions of Coopers & Lybrand, KPMG Peat Marwick, Deloitte & Touche, Ernst & Young, Price Waterhouse or Arthur Andersen & Co., or any successor firm thereto, or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Required Lenders, which is unqualified as to the scope of the audit performed and as to the "going concern" status of the Borrower, provided that delivery of a copy of Borrower's Form 10-K as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i); and (ii) a certificate of an Authorized Officer demonstrating compliance with Sections 9.12, 9.13, 9.14, 9.15, 9.17 and 9.18 of this Agreement, which certificate shall be in the form attached as EXHIBIT J;

          (b) as soon as practical and in any event within 52 days after the end of each quarterly period (except the last reporting period of the Fiscal
Year), deliver to the Agent and each Lender (i) consolidated balance sheets of the Borrower and its Subsidiaries, as of the end of such reporting period and the related consolidated statements of income, and changes in cash flow for the period from the beginning of the Fiscal Year through the end of such reporting period, certified by an Authorized Officer as presenting fairly in all material respects the financial position of the Borrower and its Subsidiaries as of the end of such reporting period and the results of their operations and the changes in their cash flow for such reporting period, in conformity with the standards and subject to the limitations set forth in Section 7.02(b)(i) with respect to unaudited financial statements, subject to changes in Generally Accepted Accounting Principles, provided that delivery of a copy of Borrower's Form 10-Q for such quarterly period as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i) and (ii) a certificate of an Authorized Officer containing computations for such quarter similar to that required pursuant to Section 8.01(a)(ii);

          (c) together with each delivery of the financial statements required by Section 8.01(a) hereof, deliver to the Agent and each Lender a letter from the Borrower's accountants specified in Section 8.01(a) hereof stating that in performing the examination necessary to render an opinion on the financial statements delivered therewith, they obtained no knowledge of any Default or Event of Default by the Borrower in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured) or if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

          (d) as soon as practicable and in any event within thirty (30) days of the end of each calendar month, a Borrowing Base Certificate as at the last day of such calendar month;

          (e) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent, and each Lender, a copy of (i) all regular or special reports or effective registration statements which the Borrower or any Subsidiary shall publicly file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange (in each case, excluding exhibits) and (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower to its stockholders, bondholders or the financial community in general, and (iii) any material reports submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the Borrower or any of its Subsidiaries;

          (f) promptly, from time to time, deliver or cause to be delivered to each Lender such other information regarding Borrower's and each Subsidiary's operations, business affairs and financial condition as such Lender may reasonably request. The Agent and the Lenders are hereby authorized to deliver a copy of any such financial information delivered hereunder to the Lenders or the Agent to any regulatory authority having jurisdiction over any of the Lenders pursuant to any written request therefor, and, subject to Section 12.13, to any other Person who shall acquire or consider the acquisition of a participation interest in any Revolving Loan or the Letters of Credit or Acceptances permitted by this Agreement;

          8.02 MAINTAIN PROPERTIES. Maintain all properties and other personal property necessary to its operations in good working order and condition and make all needed repairs, replacements and renewals as are necessary to conduct its business in accordance with customary business practices, except, in each case, to the extent that the failure to do so would not have a Material Adverse Effect; provided that the foregoing shall not prevent any action or transaction permitted by Section 9.04, 9.07 or 9.10;

          8.03 EXISTENCE, QUALIFICATION, ETC. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, trade names, trademarks and permits and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except, in case other than existence, to the extent that the failure to do so would not have a Material Adverse Effect; provided that the foregoing shall not prevent any action or transaction permitted by Section 9.04, 9.07 or 9.10;

          8.04 REGULATIONS AND TAXES. Pay when due all taxes, assessments, governmental charges, which, if unpaid, would become a lien against any of its properties except those being contested in good faith and against which adequate reserves have been established in accordance with Generally Accepted Accounting Principles and except those which would not have a Material Adverse Effect; 8.05Insurance. Maintain with insurers recognized as adequate by prudent business persons insurance with respect to its properties and business and against such liabilities, casualties and contingencies of such types and in such amounts as is customary in the case of corporations engaged in the same or a similar business of comparable size.

         8.05 INSURANCE. Maintain with insurers recognized as adequate by prudent business persons insurance with respect to its properties and business and against such liabilities, casualties and contingencies of such types and in such amounts as is customary in the case of corporations engaged in the same or a similar business of comparable size.

          8.06 TRUE BOOKS. Keep true books of record and account in accordance with Generally Accepted Accounting Principles.

          8.07 PAY INDEBTEDNESS TO LENDERS AND PERFORM OTHER COVENANTS. (a) Make full and timely payment of the principal of and interest on the Notes and all other Obligations when due, whether now existing or hereafter arising; and
(b) duly perform all covenants contained in the Loan Documents to which it is a party.

          8.08 RIGHT OF INSPECTION. Permit any duly authorized agent designated by any Lender, at the Lender's expense, to visit and inspect any of the properties, corporate books and financial reports of Borrower, and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at such reasonable times, at reasonable intervals and with reasonable prior notice.

          8.09 OBSERVE ALL LAWS. Conform to and duly observe in all material respects all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its business, except where the failure to do so would not have a Material Adverse Effect.

          8.10 COVENANTS EXTENDING TO SUBSIDIARIES. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of Borrower in Sections 8.02 through 8.09, inclusive (other than 8.07(a)).

          8.11 OFFICER'S KNOWLEDGE OF DEFAULT. Upon the chief executive, financial or accounting officer of Borrower obtaining knowledge of any Default or Event of Default hereunder, promptly notify the Agent of the nature thereof, the period of existence thereof, and what action Borrower proposes to take with respect thereto.

          8.12 SUITS OR OTHER PROCEEDINGS. Upon the chief executive, financial or accounting officer of Borrower obtaining knowledge of any litigation or proceedings instituted against Borrower or its Subsidiaries, which is reasonably likely to result in a judgment or liability that will have a Material Adverse Effect , promptly deliver to the Agent written notice thereof stating the nature and status thereof.

          8.13 ENVIRONMENTAL REPORTS. Promptly provide to Agent true, accurate and complete copies of any and all documents, including reports, submissions, notices, orders, directives, findings and correspondence made by Borrower or any Subsidiary to the United States Environmental Protection Agency ("EPA"), or to any other federal, state or local authority pursuant to any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder which require informational submissions concerning environmental matters, but only to the extent, in each case, in connection with a matter that is reasonably likely to result in a Material Adverse Effect.

          8.14 NOTICE OF DISCHARGE OF HAZARDOUS MATERIAL OR ENVIRONMENTAL COMPLAINT. Give to Agent immediate written notice of any complaint, order, directive, claim, citation or notice by any governmental authority to Borrower or any Subsidiary with respect to (i) air emissions, (ii) spills, releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the Property, (iii) noise emissions, (iv) solid or liquid waste disposal, or (v) the use, generation, storage, transportation or disposal of Hazardous Material, but only to the extent, in each case, in connection with a matter that is reasonably likely to result in a Material Adverse Effect. Such notices shall include, among other information, the name of the party who filed the claim, the nature of the claim and the actual or potential amount of the claim. Borrower shall promptly comply with its obligations under law with regard to such matters. However, Borrower shall not be obligated to give such notice to Agent in connection with any event or condition which occurs legally in accordance with and pursuant to the terms and conditions of a valid governmental permit, license, certificate or approval therefor.

          8.15 FURTHER ASSURANCES. At its cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, and do and cause to be done such further acts that may be reasonably necessary in the opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents to which the Borrower is a party.

          8.16 ERISA Requirement. Comply in all material respects with all requirements of ERISA applicable to it and furnish to the Agent as soon as possible and in any event (i) within thirty (30) days after Borrower or duly appointed administrator of a employee benefit plan knows or has reason to know that any reportable event with respect to any employee benefit plan has occurred, written statement of an Authorized Officer describing in reasonable detail such reportable event and any action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation ("PBGC") or a statement that said notice will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized, (ii) promptly after receipt thereof, a copy of any notice that the Borrower or any Subsidiary may receive from the PBGC relating to the intention of the PBGC to terminate any employee benefit plan or plans or to appoint a trustee to administer any such plan, and (iii) within 10 days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a plan, a certificate of an Authorized Officer setting forth details as to such failure and the action that the Borrower or its Subsidiary proposes to take with respect thereto, together with a copy of such notice given to the PBGC.

          8.17 AUTHORIZATION OF SHARES. As long as any Securities (as defined in the Indenture) remain outstanding, the Borrower will at all times, to the extent necessary to comply with Section 8.18, (i) reserve a sufficient number of authorized, but not outstanding, shares of common stock to make payment for all such Securities then outstanding (valued as set forth in Section 14.01 of the Indenture as if a Risk Event (as therein defined) had then occurred and all holders of such Securities had elected to have such Securities repurchased as provided in the Indenture), and (ii) cause such reserved shares to meet all the requirements set forth in Article 14 of the Indenture for shares to be given as payment for such Securities.

          8.18 REPURCHASE OF SECURITIES. In the event that a Risk Event (as defined in the Indenture) occurs and holders of any of the Securities (as defined in the Indenture) require the Borrower to repurchase such Securities, the Borrower agrees that it will make payment for such Securities only in shares of common stock of the Borrower in the manner provided in the Indenture to the extent that payment in cash would cause the Borrower to be in violation of any provision of this Agreement.

          8.19 SUBORDINATION OF INDEBTEDNESS. Cause all present and future Indebtedness of Borrower to any Subsidiary to be subordinate in all respects to the Obligations upon the terms set forth in the Subordination Agreement or other terms reasonably acceptable to the Agent.

          8.20 USE OF PROCEEDS. Use the proceeds of the Loans solely for the purposes set forth in Section 2.16 hereof.

          8.21 NEW SUBSIDIARIES. Promptly following the formation of any Subsidiary or the acquisition of any Subsidiary permitted by the terms of this Agreement, (i) give notice of the formation of such Subsidiary and (ii) cause to be delivered to the Agent for the benefit of the

Lenders a guarantee agreement of such Subsidiary, duly executed by such Subsidiary substantially in the form of the Guaranty, together with evidence of the due authorization, execution, delivery and enforceability thereof comparable to that required to be delivered under Section 5.01 with respect to the Guarantors.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

          Until the principal and interest of the Loans have been paid in full, all fees due and payable by the Borrower hereunder have been paid in full, no Letters of Credit, Acceptances or Reimbursement Obligations are outstanding and the Total Revolving Credit Commitment has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:

          9.01 LIENS, ETC. Create or suffer to exist any Lien upon or with respect to any of its properties and those of its Subsidiaries, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure or provide for the payment of any Indebtedness of any Person, other than:
                     (i) Liens for taxes or assessments and similar charges
                         either (A) not delinquent or (B) being contested in good faith by appropriate proceedings and as to which it shall have set aside on its books adequate reserves in accordance with Generally Accepted Accounting Principles;

                    (ii) Liens (A) which exist on property at the time of
                         acquisition or on the property of any Person at the time such Person becomes a Subsidiary, (B) which are purchase money Liens to secure the purchase price of property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of property or
                         (C) which are extensions, renewals or replacements of any of the foregoing; PROVIDED that no such excepted Liens shall extend to or cover any property other than the particular property (or proceeds or products thereof) being acquired or previously subject to the Liens;

                   (iii) Liens incurred or pledges and deposits in connection with worker's compensation, unemployment insurance, old-age pensions and other social security or retirement benefits or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred in the ordinary course of business;

                    (iv) non-consensual Liens imposed by law, such as
                         landlords', mechanics', carriers', warehousemen's, materialmen's, employee's and vendors' liens, incurred in the ordinary course of business;

                     (v) Liens of any Subsidiary in favor of the Borrower or any
                         Subsidiary;

                    (vi) existing Liens included in the notes to the financial statements referred to in Section 7.02(b) or as disclosed on EXHIBIT L attached hereto and any extensions, renewals or replacements of any such Liens in transactions in which the Indebtedness secured by such Liens is not increased in any manner, provided that such Lien does not extend to property (other than proceeds and products thereof) not previously subject to any such Liens;

                   (vii) Liens created pursuant to the Loan Documents; and

                  (viii) other Liens securing Indebtedness the outstanding
                         principal amount of which does not exceed $1,000,000 at any time.

          9.02 INDEBTEDNESS FOR MONEY BORROWED. Create, incur, assume or suffer to exist any Indebtedness for Money Borrowed other than (i) the Loans and other Indebtedness to the Lenders under the Loan Documents, (ii) existing letters of credit and reimbursement obligations under the Prior Agreement, the BTR Indebtedness and other Indebtedness of the Borrower and its Subsidiaries and the Summers Group as disclosed on EXHIBIT L attached hereto, and any extensions, renewals or refinancings of such Indebtedness, so long as the unpaid principal amount of such Indebtedness is not increased in any manner, (iii) Indebtedness subordinated (pursuant to terms reasonably satisfactory to the Required Banks), to payment of the Obligations, (iv) Indebtedness (subordinated as required by Section 8.19) owing by the Borrower to any Subsidiary and Indebtedness owing by any Subsidiary to the Borrower or any other Subsidiary, (v) Indebtedness for Money Borrowed permitted by Sections 9.05 or 9.20, and (vi) Indebtedness for Money Borrowed not otherwise covered by clauses (i) through (v) above, provided that the aggregate outstanding principal amount of all Indebtedness for Money Borrowed of the Borrower and its Subsidiaries permitted under this clause (vi) shall in no event exceed $5,000,000 in outstanding principal amount at any time.

          9.03 LEASE OBLIGATIONS. At any time during any Fiscal Year, create any obligations for the payment of rental for any property under leases or agreements to lease (excluding those constituting Indebtedness) having a term of one year or more ("Leases"), and/or increase the amount payable under any Lease which was in existence at any time during the prior Fiscal Year, which causes the aggregate rental obligations (including net lease items) of the Borrower and its Subsidiaries on a consolidated basis, under all Leases payable during such Fiscal Year to be $2,000,000 or more over the aggregate of such obligations under all Leases payable during the prior Fiscal Year, provided that for purposes of this Section 9.03, any acquisition permitted under Section 9.04 shall be deemed to have been consummated one year prior to the Closing Date.

          9.04 MERGERS, ETC. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, except that (i) any Subsidiary may merge or consolidate with or into, or transfer assets to, or acquire assets of, any other Subsidiary, (ii) any Subsidiary may merge into or transfer assets to the Borrower, (iii) the Borrower or any Subsidiary may effect an acquisition of assets (by means of asset purchase, stock purchase, merger, consolidation or otherwise) which is not prohibited by Section 9.14, (iv) any transaction that is permitted under Section 9.07 is permitted hereunder, (v) the Borrower may merge into or with a Subsidiary for the sole purpose of changing the Borrower's state of incorporation to another one of the States of the United States, and (vi) the Borrower or any Subsidiary may acquire the Summers Group.

          9.05 CONTINGENT OBLIGATIONS. Guarantee, endorse, or become surety for the obligations (including, without limitation, Contingent Obligations) of any other Person, whether by agreement to purchase the Indebtedness of any other Person or agreement for the furnishing of funds to any other Person, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person, or otherwise (collectively, for purposes of this Section 9.05 "guarantees"), except (i) the Contingent Obligations and other transactions contemplated by the Loan Documents, (ii) the Borrower and its Subsidiaries may endorse negotiable instruments for deposit in the normal course of business, and may in the normal course of business guarantee obligations of customers which are incurred to finance the acquisition of goods from the Borrower or its Subsidiaries up to $1,000,000 in the aggregate at any time, (iii) any Subsidiary may guarantee obligations of the Borrower or any Subsidiary and the Borrower may guarantee obligations of any Subsidiary as are consistent with this Agreement, (iv) the existing guarantees of the Borrower and its Subsidiaries and the Summers Group listed in each case on EXHIBIT L annexed hereto, and any renewals, extensions or replacements thereof which do not involve any increase in the principal amount of the obligation being guaranteed, (v) indemnifications of directors, officers and employees as permitted by applicable law and of other Persons with respect to obligations or liabilities of the Borrower or any Subsidiary and (vi) guarantees of loans or advances of any Person if such loans or advances would be permitted to be made by the Borrower or any Subsidiary under Section 9.06.

          9.06 INVESTMENTS. Purchase or hold beneficially any stock, other securities, or evidences of indebtedness of, or make loans or advances to, any other Person, except for (i) full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government maturing within one year, (ii) obligations of any Lender, or dollar denominated time certificates of deposit issued by any commercial bank organized and existing under the laws of the United States of America or any state thereof, which bank is a member of the Federal Reserve System and has a combined capital and surplus of not less than $100,000,000, (iii) commercial paper having a maturity of not more than one year from the date of such investment and rated at least A-1 by Standard and Poor's Corporation or P-1 by Moody's Investors Services, Inc., (iv) the Subsidiaries or corporations which (immediately upon such investments) will be Subsidiaries, (v) extensions of credit to, and notes and other evidences of indebtedness received from, customers or others in the ordinary course of business, (vi) securities or assets constituting the acquisition of, or the acquisition of all or substantially all of the assets of, any Person if the acquisition is not prohibited by Section 9.14, (vii) investments as disclosed on EXHIBIT L hereto, (viii) loans or advances to the Borrower to the extent not otherwise prohibited in this Agreement, (ix) stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary, (x) travel, relocation, sales commission and other like advances to officers and employees incurred in the ordinary course of business, (xi) stock, obligations or securities of another Person received in connection with the disposition of assets (including, without limitation, securities) by the Borrower or any Subsidiary not prohibited by Section 9.07, (xii) other stock, obligations, securities, evidences of indebtedness, loans or advances in an aggregate amount not in excess of $1,000,000, (xiii) stock, obligations or securities of a corporation acquired in anticipation of such corporation's becoming a Subsidiary if after giving effect to such acquisition, the aggregate purchase price for such stock, obligations or securities of other than a Subsidiary owned by the Borrower and its Subsidiaries shall not exceed $2,000,000 at any time and such stock, obligations or securities shall not be owned by the Borrower or any Subsidiary for more than 180 days following the acquisition thereof unless at or prior to the end of such 180 day period such corporation becomes a Subsidiary,
(xiv) in the case of Subsidiaries that are incorporated outside the United States, substantially equivalent foreign currency denominated investments, (xv) stock, other securities or evidences of indebtedness held by, or loans or advances made by the Summers Group, existing on the Closing Date, or by any other Person that becomes a Subsidiary, existing on the date such Person becomes a Subsidiary, the aggregate value of such investments not to exceed $1,000,000,
(xvi) securities or evidence of Indebtedness of any counterparty to the Borrower or any Subsidiary represented by agreements, devices or arrangements constituting Rate Hedging Obligations not prohibited under Section 9.20, and
(xvii) other investments received in respect of any of the foregoing.

          9.07 SALE OF ASSETS. Sell, lease, transfer or otherwise dispose of all or a substantial part of its properties or assets except (i) for sales, leases, transfers or other dispositions by Subsidiaries to the Borrower or any other Subsidiary, (ii) for sales, leases, transfers or other dispositions which are specifically permitted by Section 9.04 or not prohibited by Section 9.10,
(iii) for sales, leases, transfers or other dispositions by non-Material Subsidiaries which are not prohibited by Section 9.10, and (iv) for sales of merchandise or other property in the ordinary course of business.

          9.08 SALE AND LEASEBACK. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, and used or useful in its business, whether now owned or hereafter acquired, if it or any of its Subsidiaries, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose, unless such transaction is specifically permitted under Sections 9.02 or 9.03.

          9.09 ERISA. Permit any employee benefit plan maintained by the Borrower or a Subsidiary to engage in a "prohibited transaction" within the meaning of Section 4.06 of ERISA or Section 4975 of the Code, except in those cases for which there is a statutory or administrative exemption available; permit to exist with respect to any employee benefit plan maintained by the Borrower or a Guarantor any accumulated funding deficiency within the meaning of
Section 412 of the Code, or incur any liability to the PBGC other than for required insurance premiums;

permit to exist any withdrawal liability within the meaning of Section 4201 of ERISA; in the case of any of the foregoing if the result would be the incurrence of a tax or creation of a liability of the Borrower or any Subsidiary which would exceed $1,000,000.

          9.10 SALE OF SUBSIDIARY INTERESTS. Sell or otherwise dispose of any shares of stock of any Subsidiary whose revenues for the preceding Fiscal Year constituted 10% or more of the Borrower's consolidated revenues for such year or whose assets as of the end of the previous fiscal quarter constituted at least 10% of the Borrower's consolidated assets as of such time (a "Material Subsidiary"), or permit any Material Subsidiary to sell or otherwise dispose of its stock, except to the Borrower or a Subsidiary. Upon the disposition of any Subsidiary which is not a Material Subsidiary, at the request and expense of the Borrower, the Guaranty of such Subsidiary shall be terminated, provided that there shall be no indebtedness outstanding from such Subsidiary to the Borrower or any other Subsidiaries at the time of such disposition. Notwithstanding the foregoing, assets used or held for use in the Apparel Operations, and the stock of any subsidiary engaged in the Apparel Operations, may be disposed of for a net price to the Borrower of not less than $30,000,000 so long as, immediately after giving effect to such disposition, the Total Revolving Credit Commitment is not more than $50,000,000.

          9.11 PREPAYMENTS OF LONG-TERM DEBT. Repurchase, prepay, retire or redeem, other than as mandatorily required by the terms of legally binding agreements existing at the Closing Date or entered into after the Closing Date in accordance with Section 9.02 hereof, any Indebtedness for Money Borrowed of the Borrower or any Subsidiary which by its terms matures more than one year from the date of such prepayment; except (i) with respect to Indebtedness owed to any Lender, (ii) Indebtedness owed to the Borrower or any Subsidiary, (iii) Consolidated Subordinated Indebtedness (A) to the extent permitted under Section 9.02, or (B) to the extent replaced with Indebtedness having a maturity date no earlier than, repayment schedule reducing the principal amount no more quickly than, and interest rate less than the Indebtedness prepaid and covenants and conditions no more restrictive than those contained in Articles VIII, IX or X of this Agreement, (iv) any Indebtedness constituting Rate Hedging Obligations, (v) Indebtedness to the extent replaced with Indebtedness permitted by clause
(iii)(B) above, and (iv) other Indebtedness in an aggregate principal amount not to exceed $1,000,000 during any Fiscal Year.

          9.12 CONSOLIDATED SENIOR INDEBTEDNESS/CAPITAL. (a) Until the event set forth in Section 2.10(b)(i) has occurred, permit the ratio of Consolidated Senior Indebtedness to Consolidated Total Capital to exceed .625 to 1.00 and (b) from and after the occurrence of the event set forth in Section 2.10(b)(i), permit at any time during each of the Fiscal Years set forth below the ratio of Consolidated Senior Indebtedness to Consolidated Total Capital to exceed that set forth opposite such Fiscal Year:

                      Fiscal Year               Ratio
                      -----------               -----
                          1993               .55 to 1.00
                          1994               .55 to 1.00
                          1995               .55 to 1.00
                          1996               .45 to 1.00
                          1997               .40 to 1.00

          9.13 CONSOLIDATED SHAREHOLDERS' EQUITY. Permit Consolidated Shareholders' Equity to be less than $80,000,000 at any time from the Closing Date and prior to December 31, 1993, such amount to be increased (i) as at December 31, 1993 and as at the end of each fiscal quarter thereafter by 50% of Consolidated Net Income (but shall not be reduced by any loss) for such fiscal quarter, and (ii) 85% of the net proceeds to the Borrower from the sale to any Person of an equity interest in the Borrower.

          9.14 ACQUISITIONS. At any time during any year commencing on the day following the Closing Date or anniversary date thereof, acquire any Person or all or substantially all of the assets of any Person if the aggregate of such purchase price for such acquisition and such purchase prices for all previous acquisitions during such year exceeds $15,000,000. The Borrower hereby agrees to give notice to the Agent promptly after any such acquisition the purchase price of which exceeds $2,000,000. For purposes of the foregoing provisions of this Section 9.14, "Purchase price" shall not include (i) any payment which, at the time of creation of the obligation to make the payment, was contingent upon future economic performance of the acquired Person or the acquiror or (ii) any payment in the form of shares of capital stock of the Borrower which, together with all previous such payments in the form of shares of capital stock during the particular year, does not exceed $15,000,000. This Section 9.14 shall not apply to the acquisition by the Borrower of Summers Group.

          9.15 CONSOLIDATED INTEREST COVERAGE RATIO. Permit at any time during each of the periods set forth below the Consolidated Interest Coverage Ratio to be less than that set forth opposite such period:



                                                  Consolidated Interest
               Period                                 Coverage Ratio
               ------                             ---------------------
               December 17, 1993 through               2.25 to 1.00
                 December 30, 1994
               December 31, 1994 and                   2.50 to 1.00
                 thereafter


          9.16 SENIOR NOTE AGREEMENT. Amend, restate or otherwise modify any term or provision of the Note Agreement between the Borrower and the Prudential Insurance Company of America, dated as of April 2, 1991, as amended through Amendment No. 4 thereto in a manner which would result in covenants more restrictive than those contained in this Agreement or a maturity date earlier than that presently existing therein, pursuant to which the Borrower issued its Senior Notes, provided that this provision shall not restrict a waiver of any provision of such Note Agreement or transaction permitted under Section 9.11.

          9.17 FIXED CHARGE COVERAGE RATIO. Permit at any time during each of the Fiscal Years set forth below the Consolidated Fixed Charge Coverage Ratio to be less than that set forth below opposite such Fiscal Year:

                                                                              53

                                                  Consolidated Fixed
               Fiscal Year                       Charge Coverage Ratio
               -----------                       ---------------------

                  1993                                 1.25 to 1.00
                  1994                                 1.25 to 1.00
                  1995                                 1.30 to 1.00
                  1996                                 1.30 to 1.00
                  1997                                 1.40 to 1.00


          9.18 TRADING ASSET RATIO. (a) Until the event set forth in Section 2.10(b)(i) has occurred, permit the Trading Asset Ratio to be less than 1.00 to
1.00 and (b) from and after the occurrence of the event set forth in Section 2.10(b)(i), permit at any time during each of the Fiscal Years set forth below the Trading Asset Ratio to be less than that set forth opposite such Fiscal
Year:



                                                         Trading
               Fiscal Year                             Asset Ratio
               -----------                             -----------
                  1993                                 1.15 to 1.00
                  1994                                 1.15 to 1.00
                  1995                                 1.25 to 1.00
                  and thereafter


          9.19 FISCAL YEAR.  Change its Fiscal Year.

          9.20 RATE HEDGING OBLIGATIONS. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except (A) in regard to (i) Indebtedness evidenced by the Loans, the aggregate amount of such outstanding Rate Hedging Obligation in no event to exceed $70,000,000 in the aggregate, provided, however, that the expiration or maturity date of such Rate Hedging Obligation or agreement or arrangement relating thereto, may exceed the Revolving Credit Termination Date and (ii) other existing Indebtedness, all such Rate Hedging Obligations to be unsecured (except to the extent permitted under Section 9.01(viii)) and to be at rates, in form and with counterparties consented to by the Agent, which consent shall not be unreasonably withheld, and (B) Rate Hedging Obligations, the payment obligations under which (calculated as provided in clause (iii) of the definition of "Indebtedness") do not exceed $2,000,000 in the aggregate.


                                    ARTICLE X

                       EVENTS OF DEFAULT AND ACCELERATION

          10.01 EVENTS OF DEFAULT. If any one or more of the following events (herein called "Events of Default") shall occur, that is to say:

          (a)  if default shall be made in the due and    punctual payment of
the principal of any Loan or Reimbursement Obligation, when and as the same shall be due and payable, at maturity, by acceleration or otherwise; or

          (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan, any Reimbursement Obligation or any fees payable under this Agreement on the date on which the same shall be due and payable and such Default shall continue for more than five (5) Business Days; or

          (c) if default shall be made in the performance or observance of any covenant set forth in Section 8.11 or Article IX (other than Sections 9.03, 9.05, 9.06, 9.08 and 9.09) hereof;

          (d) if a default shall be made in the performance or observance by the Borrower of any covenant or agreement contained in this Agreement or the other Loan Documents (other than as described in clauses (a), (b) or (c) above and Section 8.07(a)) and such default shall continue for 30 or more days after the earlier of receipt of notice of such default by the Borrower from the Agent, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent or any Lender), or if without the written consent of the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (in each case other than in accordance with its terms in the absence of default or by reason of any action by the Agent or any Lender); or

          (e) if a default shall occur, which is not waived, (i) in the payment of any principal, interest or premium with respect to any Indebtedness (other than the Obligations) of the Borrower or any Subsidiary when the same becomes due and payable and after the applicable grace period, if any, specified in the instrument relating to such Indebtedness or (ii) in the performance or observance of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and such default shall continue for more than the period of grace, if any, therein specified, if the effect of such default is to accelerate or permit the holder of any such Indebtedness to accelerate the maturity thereof, provided that in any of the foregoing circumstances the aggregate unpaid Indebtedness shall exceed $1,000,000; or

          (f) if any representation or warranty in any certificate, report or statement at any time furnished to the Agent or any Lender by the Borrower pursuant to this Agreement shall be false in any material respect when given; or

          (g) if the Borrower or any Material Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make a general assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or similar law of any other country; or

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
                                                                            55

          (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Material Subsidiary or of the whole or any substantial part of its properties, or approve a petition filed against the Borrower or any Material Subsidiary seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or similar law of any other country, or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Material Subsidiary or of the whole or any substantial part of its properties; or if there is commenced against the Borrower or any Material Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains unstayed and undismissed for a period of 90 consecutive days; or if the Borrower or any Material Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or

          (i) if (i) any judgment where the amount not covered by insurance (or the amount as to which the insurer properly denies liability) is in excess of $250,000 is rendered against the Borrower or any Subsidiary, and such judgment remains unpaid, unstayed and undismissed for a period of sixty (60) consecutive days; or

          (j) a Reportable Event with respect to any employee benefit plan shall have occurred with respect to which the Borrower or any Subsidiary may incur a liability in excess of $1,000,000 and which continues unremedied for ten
(10) days after notice of such Reportable Event pursuant to Section 4043 (a) of ERISA or, in the absence of such notice, for thirty (30) days after an Executive Officer shall learn of the same;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall then be continuing,

               (A) either or both of the following actions may be taken: (i) the Agent, with the consent of the Required Lenders, may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans, issue Letters of Credit or create Acceptances terminated, whereupon the obligation of each Lender to make further Loans or issue Letters of Credit or create Acceptances hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, further notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; PROVIDED, however, that notwithstanding the above, if there shall occur an Event of Default under clause
          (g) or (h) above, then the obligation of the Lenders to lend or issue Letters of Credit or create Acceptances hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the



                                       55


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                                                                           56

          necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders; and

               (B) Borrower shall, upon demand of Agent, deposit cash with the Agent in an amount equal to the amount of any Letters of Credit and Acceptances remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit and Acceptances, and Borrower shall forthwith deposit and pay such amounts and such amounts shall be held by Agent pursuant to the terms of the LC/ Acceptance Account Agreement.

          10.02 AGENT TO ACT. In case any one or more Events of Default shall occur and be continuing, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

          10.03 CUMULATIVE RIGHTS. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

          10.04 NO WAIVER. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies hereunder and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

          10.05 DEFAULT. The Agent and the Lenders shall have no right to accelerate any of the Loans upon the occurrence of any Default which shall not also constitute an Event of Default; PROVIDED, however, nothing contained in this sentence shall in any respect impair or adversely affect the right, power and authority of the Agent and the Lenders (i) to take any action expressly required or permitted to be taken under the Loan Documents upon the occurrence of any Default (and including any action or proceeding which the Agent may determine to be necessary or appropriate in furtherance of any such expressly authorized action) and (ii) to take any action provided under the Loan Documents or otherwise available by statute, at law or in equity upon the occurrence of any Default.

          10.06 ALLOCATION OF PROCEEDS. If an Event of Default has occurred and is continuing, and the maturity of the Notes has been accelerated pursuant to Article X hereof, all payments received by the Agent hereunder in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder shall be applied by the Agent in the following order:


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                                                                              57


              (i) amounts due to the Lenders or any of them pursuant to Sections 2.13, 2.17, 3.05, 12.05 and 12.14 hereof;

              (ii)  amounts due to the Agent pursuant to Section 3.06 and
                    Section 11.11 hereof;


              (iii) payments of interest, to be applied in accordance with
                    Section 2.09 hereof;

               (iv) payments of principal, to be applied in accordance with
                    Section 2.09 hereof;

               (v) payment of cash amounts to the Agent for deposit to the Borrower's Account pursuant to Section 10.01(B) hereof; and

               (vi) payments of all other amounts due under this Agreement, if any, to be applied in accordance with each Lender's pro rata share of all principal due to the Lenders.


                                   ARTICLE XI

                                    THE AGENT

          11.01 APPOINTMENT. Each Lender (including NationsBank in its capacity as maker of Swing Line Loans and as issuer of the Letters of Credit and Acceptances) hereby irrevocably designates and appoints NationsBank as the Agent of the Lenders under this Agreement, and each of the Lenders hereby irrevocably authorizes NationsBank as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

          11.02 ATTORNEYS-IN-FACT. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to the Lenders for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          11.03 LIMITATION ON LIABILITY. Neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact shall be liable to the Lenders for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or


                                       57


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                                                                              58


warranties made by the Borrower, any of its Subsidiaries, or any officer thereof contained in this Agreement or in any of the other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in or received by the Agent under or in connection with this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Loan Documents, or for any failure of the Borrower to perform its obligations thereunder. The Agent shall not be under any obligation to any of the Lenders to ascertain or to inquire as to the observance or performance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or to inspect the properties, books or records of the Borrower or its Subsidiaries.

          11.04 RELIANCE. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent certificate, affidavit, letter, cablegram, telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an Assignment and Acceptance shall have been filed with and accepted by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive advice or concurrence of the Lenders or the Required Lenders as provided in this Agreement or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all present and future holders of the Notes.

          11.05 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender, the Borrower or any of the Subsidiaries referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders and the Borrower (to the extent such notice was not received from Borrower). The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders.

          11.06 No Representations. Each Lender expressly acknowledges that neither the Agent nor any of its affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the status and affairs, financial or otherwise, of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its affiliates.

          11.07 INDEMNIFICATION. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower or any of its Subsidiaries and without limiting any obligations of the Borrower or any of its Subsidiaries so to do), ratably according to the respective principal amount of the Notes held by them (or, if no Notes are outstanding, ratably in accordance with their respective Applicable Commitment Percentages as then in effect) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Obligations and the termination of this Agreement.

          11.08 LENDER. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though it were not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity.

          11.09 RESIGNATION. If the Agent shall resign as Agent under this Agreement, then the Required Lenders may appoint a successor Agent for the Lenders, which shall be a commercial bank organized under the laws of the United States or any state thereof, having a combined surplus and capital of not less than $500,000,000, whereupon such successor Agent shall succeed to the rights, powers and duties of the former Agent and the obligations of the former Agent shall be terminated and canceled, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement; provided, however, that the former Agent's resignation shall not become effective until such successor Agent has been appointed; provided, further, if the Required Lenders cannot agree as to a successor Agent within

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
                                                                              60


ninety (90) days after such resignation, the Agent shall appoint a successor Agent meeting the qualifications set forth above and the parties hereto agree to execute whatever documents are necessary to effect such action under this Agreement or any other document executed pursuant to this Agreement; provided, however in such event all provisions of this Agreement and the Loan Documents, shall remain in full force and effect. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          11.10 SHARING OF PAYMENTS, ETC. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain payment with respect to its Obligations (other than any payment pursuant to Section 2.17 or Article IV) which results in its receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment pursuant to Section 2.17 or Article IV), then (A) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata and (B) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share such payments ratably; PROVIDED, however, that for purposes of this
Section 11.10 the term "pro rata" shall be determined with respect to both the Revolving Credit Commitment of each Lender and to the Total Revolving Credit Commitments after subtraction in each case of amounts, if any, by which any such Lender has not funded its share of the outstanding Loans and Reimbursement Obligations. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this
Section 11.10 shall be rescinded to the extent of such recovery, without interest. The Borrower expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of the other Lenders' Obligations may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.

          11.11 FEES. The Borrower agrees to pay to the Agent, for its individual account, an annual Agent's fee in such amount as shall be agreed to from time to time, such fee to be paid annually in advance, the first such installment to be paid on the Closing Date and thereafter on the anniversary date of the Closing Date.

                                   ARTICLE XII

                                  MISCELLANEOUS

          12.01     ASSIGNMENTS AND PARTICIPATIONS.

          (a) At any time after the Closing Date each Lender may, with the prior consent of the Agent and the Borrower, assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Note payable to its order); PROVIDED, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations (including Loans and Participations) under this Agreement, (ii) the assigning Lender and the assignee and the Agent shall have executed and delivered to the Borrower an Assignment and


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                                                                              61


Acceptance and the Borrower hereby agrees to execute replacement Notes to give effect to the assignment if the Borrower shall have consented to such assignment, (iii) the minimum Revolving Credit Commitment which shall be assigned is $10,000,000 (together with which the assigning Lender's applicable portion of Participations and the Letter of Credit Commitment shall also be assigned) and (iv) such assignee shall have an office located in the United States, provided, that an assignment by NationsBank shall not include any portion of the Swing Line or the obligation to issue Letters of Credit. Upon such execution, delivery, approval and acceptance, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under such Note have been assigned or negotiated to it pursuant to such Assignment and Acceptance have the rights and obligations of a Lender hereunder and a holder of such Note and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder or under such Note have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, provided that the assignor shall not be relieved from any liability arising prior to the effectiveness of the assumption thereof by the assignee. No assignee shall have the right to further assign its rights and obligations pursuant to this Section
12.01. Any Lender who makes an assignment shall pay to the Agent a one-time administrative fee of $5,000.00 which fee shall not be reimbursed by Borrower.

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made under such Assignment and Acceptance without recourse; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements delivered pursuant to Section 7.02(b) and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Note and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and a holder of such Note.

          (c) The Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, the Agent shall give prompt notice thereof to Borrower.

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

                                                                              62


          (e) Each Lender may sell participations to one or more banks or other financial institutions as to all or a portion of its rights under this Agreement; PROVIDED, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any Note issued to it for the purpose of this Agreement, (iv) such participations shall be in a minimum amount of $5,000,000 and shall include an allocable portion of such Lender's Participation, and (v) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to such Lender's agreeing to any amendment or waiver of any provisions of this Agreement which would (A) extend the maturity of the Note, (B) reduce the interest rate hereunder, or (C) increase the Revolving Credit Commitment of the Lender granting the participation other than as permitted by Section 2.11, and (vi) the sale of any such participations which require Borrower to file a registration statement with the United States Securities and Exchange Commission or under the securities regulations or laws of any state shall not be permitted.

          (f) No Lender may assign any rights under this Agreement or the Notes or sell participations therein except in accordance with this Section 12.01.

          (g) No assignee Lender shall be entitled to receive any greater payment under Article IV than the assignee Lender would have been entitled to receive in respect of the rights assigned.

          12.02 NOTICES. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against receipt therefor) at the address set forth below or such other address as such party shall specify to the other parties in writing (or, in the case of telephonic notice or notice by telecopy, telegram or telex (where the receipt of such message is verified by return) expressly provided for hereunder, when received at such telephone, telecopy or telex number as may from time to time be specified in written or verbal notice to the other parties hereto or otherwise received), or if sent prepaid by certified or registered mail return receipt requested on the third Business Day after the day on which mailed, addressed to such party at said address:

          (a)  if to the Borrower:

               Willcox & Gibbs, Inc.
               530 Fifth Avenue
               New York, New York  10036
               Attention:

          (b)  if to the Agent:

               NationsBank of Florida, National Association
               150 S.E. Third Avenue

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

                                                                              63


               Miami, Florida  33131
               Attention:  Corporate Banking Department

               (c) if to NationsBank in its capacity as issuer of the Letters of Credit:

               NationsBank of Florida, National Association
               150 S.E. Third Ave., Second Floor
               Miami, Florida  33131
               Attention:  International Bank, Letter of Credit Department

          (d)  if to the Lenders:

          At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance.

          12.03 SETOFF. The Borrower agrees that all of Borrower's deposits or deposit accounts, of any kind, or any of Borrower's interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or any Lender or otherwise in the possession or control of the Agent or any Lender (other than for safekeeping or as a fiduciary) for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or any Lender, whether now existing or hereafter established, shall be subject to the right of setoff of the Agent and any Lender at any time or times during the continuance of an Event of Default and Borrower authorizes the agent and any Lender with or, to the extent permitted by applicable law, without prior notice, to apply such balances or any part thereof to such of the Obligations of the Borrower to the Agent or such Lender then past due and in such amounts as they may elect, and whether or not the collateral or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or such Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

          12.04 SURVIVAL. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the expiration of the Letters of Credit and Acceptances and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any commitment hereunder. Whenever in this Agreement, any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in this Agreement and the Notes shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

          12.05 EXPENSES. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable and customary out-of-pocket costs and expenses (including travel and copy expenses) incurred in connection with the preparation, negotiation and execution of this Agreement or any of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and customary fees


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                                                                              64


and disbursements of counsel to the Agent, (b) to pay on demand all reasonable out-of-pocket costs and expenses in connection with any modification, waiver or amendment of this Agreement, the Notes and the other Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto, and all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Loan Documents. In addition, the Borrower shall pay any and all stamp and documentary taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes and the other Loan Documents, and agrees to save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

          12.06 AMENDMENTS. No amendment, modification or waiver of any provision of this Agreement or any of the Loan Documents and no consent by the Lenders to any departure therefrom by the Borrower shall be effective unless such amendment, modification or waiver shall be in writing and signed by the Agent, but only upon having received the written consent of the Required Lenders, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing; PROVIDED, however, that, no such amendment, modification or waiver

              (i)   which changes, extends or waives any provision of Section
                    11.10 or this Section 12.06, the amount of or the due date of any scheduled installment of or the rate of interest payable on any Obligation, changes the definition of Required Lenders, which increases or extends the Revolving Credit Commitment of any Lender or which increases or extends the Letter of Credit Facility or which waives any condition to the making of any Loan shall be effective unless in writing and signed by each of the Lenders; PROVIDED, however, the Required Lenders may in their sole discretion waive any Default or Event of Default (other than any Event of Default under Section 10.01(a) or (b));

              (ii) which releases any Subsidiary from its Guaranty (other than in accordance with the terms of the Loan Documents) shall be effective unless with the written consent of each of the Lenders; or

              (iii) which affects the rights, privileges, immunities or
                    indemnities of the Agent, shall be effective unless in writing and signed by the Agent.

Notwithstanding any provision of the other Loan Documents to the contrary, as between the Agent and the Lenders, execution by the Agent shall not be deemed conclusive evidence that the Agent has obtained the written consent of the Required Lenders. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein.

          12.07 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it

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shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

          12.08 WAIVERS BY BORROWER. In any litigation in any court with respect to, in connection with, or arising out of this Agreement, the Loans, any of the Notes, any of the other Loan Documents, the Obligations, or any instrument or document delivered pursuant to this Agreement, or the validity, protection, interpretation, collection or enforcement thereof, or any other claim or dispute howsoever arising between the Borrower and the Lenders or the Agent, the Borrower and each Lender and the Agent hereby waive trial by jury in connection with any such litigation.

          12.09 TERMINATION. The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. However, after the Revolving Credit Termination Date,
(i) no additional fees shall be payable under Section 2.13 hereof and (ii) if no Letters of Credit or Acceptances remain outstanding no additional fees shall be payable under Section 3.02 or Section 3.05 hereof. If after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold such Lender harmless for, the amount of such payment surrendered until such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

          12.10 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OF SUCH STATE.

     12.11 REPRESENTATION AND WARRANTY OF THE LENDERS. Each Lender hereby represents that no part of any funds used by such Lender to fund any Loan or other extension of credit to the Borrower made by it constitutes or will constitute assets allocated to any "separate account" maintained by such Lender. As used herein, the term "separate account" shall have the meaning assigned to such term in Section 3 of ERISA. Each Lender hereby represents to the Borrower, the Agent and the other Lenders that the Notes are being acquired by such Lender as a result of making loans in the ordinary course of its commercial banking business and are not being acquired with a view to or for sale in connection with any distribution of the Notes, nor with any present intention of distributing or selling the Notes (or any interest therein); provided, however, that, subject to any contrary requirements of law, disposition of the property of each Lender shall at all times be and remain within the control of such Lender.

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          12.12     AGREEMENT CONTROLS.  In the event that any term of any of
the Loan Documents other than this Agreement conflicts with any term of this Agreement, the terms and provisions of this Agreement shall control.

          12.13 CONFIDENTIALITY. The Agent and the Lenders agree (on behalf of themselves and each of their respective affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Agreement, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Agent or such Lender,
(iii) to bank examiners, auditors, regulators, accountants or appraisers, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees (in a written instrument furnished to and for the benefit of the Borrower) to the provisions of this Section 12.13, (v) to any other Person in the course of the enforcement of the Agent's or any Lender's rights or remedies hereunder or under any other Loan Documents or (vi) to any other financial institution creditor of the Borrower (and counsel to and other representatives of such creditor) at any time during the continuance of an Event of Default.

          12.14 INDEMNIFICATION. In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Revolving Credit Commitments and Swing Line, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and reasonable out of pocket expenses incurred in connection with any claim or litigation by any Person (other than a party to this Agreement) (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

               (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or supported by any Letter of Credit or Acceptance; or

               (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties,

and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law; provided, however, that the Borrower shall have no obligation hereunder with respect to Indemnified Liabilities resulting from the willful misconduct or gross negligence of the Agent or any Lender or the breach by the Agent or any Lender of this Agreement or applicable law, orders or regulations.

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                                                                              67


          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

WITNESS:                                     WILLCOX & GIBBS, INC.

_______________________

_______________________                      By:_______________________________
                                             Title: ___________________________


                                             NATIONSBANK OF FLORIDA,
                                             NATIONAL ASSOCIATION, as Agent for
                                             the Lenders



                                             By:_______________________________
                                             Title: Senior Vice President



                                             NATIONSBANK OF FLORIDA,
                                             NATIONAL ASSOCIATION


                                             By:_______________________________
                                             Title:  Senior Vice President
                                             Lending Office:  NationsBank Plaza
                                             400 North Ashley Drive
                                             Tampa, Florida  33602

                                             Wire Transfer Instructions:

                                             NationsBank of North Carolina,
                                             National Association
                                             Tampa, Florida
                                             ABA# 063100277
                                             Reference
                                             Attention:

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                                                                              68


                                             CREDIT LYONNAIS NEW YORK
                                             BRANCH, individually and as Co-
                                             Agent


                                             By:_______________________________
                                             Title:____________________________
                                             Lending Office:
                                             1301 Avenue of the Americas
                                             New York, New York 10019

                                             Wire Transfer Instructions:

                                             Credit Lyonnais New York Branch
                                             New York, NY
                                             A/C #: 01-88179-2145-00
                                             Reference: Willcox & Gibbs
                                             Attention: Loan Servicing



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